   As filed with the Securities and Exchange Commission on February 4, 2002.


                                                      Registration No.333-72962

================================================================================
                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               -----------------

                         PRE-EFFECTIVE AMENDMENT NO. 1

                                   FORM S-1
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                               -----------------
                    PROFESSIONAL VETERINARY PRODUCTS, LTD.
            (Exact name of registrant as specified in its charter)

                               -----------------

         Nebraska                    5047                   37-1119387
      (State or other          (Primary Standard         (I.R.S. Employer
      jurisdiction of             Industrial            Identification No.)
     incorporation or         Classification Code
       organization)                Number)

                 10077 South 134/th Street, Omaha, NE 68138 /
                                (402) 331-4440
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           LIONEL L. REILLY, D.V.M.
                     President and Chief Executive Officer
                    Professional Veterinary Products, Ltd.
                 10077 South 134/th Street, Omaha, NE 68138 /
                                (402) 331-4440
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------
                         Copies of communications to:
                            Richard E. Putnam, Esq.
            Baird, Holm, McEachen, Pedersen, Hamann & Strasheim LLP
                1500 Woodmen Tower, Omaha, Nebraska 68102-2068
                                (402) 636-8285

                               -----------------
       Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

                               -----------------
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ..
   Pursuant to Rule 429 under the Securities Act of 1933, the prospectus contained herein relates to Registration Statement No. 333-86629.

                        CALCULATION OF REGISTRATION FEE


  Title of Each Class of    Amount to be     Proposed Maximum         Proposed Maximum     Amount of Registration
Securities to be Registered  Registered  Offering Price Per Share Aggregate Offering Price        Fee (1)
--------------------------- ------------ ------------------------ ------------------------ ----------------------
       Common Stock........     500             $3,000.00                $1,500,000                 $375


(1) Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included in this Registration Statement is a combined Prospectus. The Prospectus relates to 128 of the 500 shares of our common stock previously registered under the Registration Statement on Form S-1 (Registration No. 333-86629) that remain unsold and registers an additional 500 common shares. An additional registration fee of $375 is being submitted in connection herewith. This Registration Statement also constitutes Post-Effective Amendment No. 2 to Registration Statement No. 333-86629 declared effective on October 19, 1999. Such Post-Effective Amendment No. 2 shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act of 1933.


   The Registrant hereby amends this Registration Statement on such date or dates as maybe necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                                  628 Shares


                                    [logo]

                    PROFESSIONAL VETERINARY PRODUCTS, LTD.

                                 COMMON STOCK

                               -----------------


  Professional Veterinary Products, Ltd. is offering 628 shares of its common stock.


                               -----------------

                 Investing in the common stock involves risks.
                    See "Risk Factors" beginning on page 3.

                               -----------------

                             PRICE $3,000 A SHARE

                               -----------------


                                  Price to
                                  Qualified   Proceeds to
                                Shareholders*   Company
                                ------------- -----------
                      Per Share  $    3,000   $    3,000
                      Total....  $1,884,000   $1,884,000

--------
* Ownership of common stock is limited to licensed, practicing veterinarians (or businesses comprised of veterinarians). Each veterinarian shareholder is limited to ownership of one share of stock.


   There is no trading market for the common stock. The stock's price is fixed at $3,000 and may not be sold or transferred, except back to the Company at the same $3,000 price.


   The Company plans to offer the shares directly to prospective investors through an officer.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

February   , 2002

                               TABLE OF CONTENTS


                                        Page                                         Page
                                        ----                                         ----
Prospectus Summary.....................   1  Principal Shareholders.................   21
Risk Factors...........................   3  Description of Common Stock............   22
Forward-Looking Statements.............   6  Shares are not Eligible for Future Sale   23
Use of Proceeds........................   6  Subscription to Company Stock..........   23
Dividend Policy........................   6  Legal Matters..........................   24
Capitalization.........................   7  Experts................................   24
Dilution...............................   7  Additional Information.................   24
Selected Financial Data................   8  Index to Financial Statements..........  F-1
Management's Discussion and Analysis
  of Financial Condition and Results of
  Operations...........................  10  Exhibit Al (Instruction to Subscribers) A1-1
Business...............................  14  Exhibit A2 (Purchaser Questionnaire)... A2-1
Management.............................  17  Exhibit A3 (Subscription Agreement) ... A3-1

                              PROSPECTUS SUMMARY

   Professional Veterinary Products, Ltd. was organized as a Missouri corporation on August 2, 1982 with the sole purpose of acting as a wholesale buyer of pharmaceuticals, vaccines, supplies, equipment and other items related to the practice of veterinary medicine so that it might sell such items at a reduced cost to its shareholders. Our Company was domesticated in Nebraska on September 22, 1999.

   Ownership of stock in our Company is limited to licensed, practicing veterinarians (or businesses comprised of veterinarians such as a partnership or corporation). Each veterinarian shareholder is limited to ownership of one share of stock, which is purchased at the fixed price of $3,000. The share of stock may not be sold or transferred, except back to the Company at the same $3,000 price.

   Our business purpose has been to provide services and products to our veterinarian shareholders at competitive prices to assist them in being more competitive within their practice areas. As part of these cooperative efforts, we annually provide rebates to our shareholders based on their purchases of goods from the Company. Our shareholders place product orders with our offices in Omaha, Nebraska, which are filled from our warehouse facilities in Omaha and then promptly shipped to our customers. As a wholesaler, we acquire our products from original manufacturers of the products.


   We do not manufacture, relabel, or in any other manner alter packaged goods or products. We sell and distribute nearly 18,000 different items designed to meet nearly every veterinary practitioner's product needs. Both our shareholders' business and our business continues to change. Continual integration of the large food producing animal producers has changed the method of distribution of animal health products. We are experiencing increasing interest by companion animal veterinarians which has led to more shareholders in the metropolitan areas.



   We have never paid dividends on our stock, and we do not anticipate paying any dividends in the near future. We will use the funds from our sale of shares to repay existing indebtedness. There is no market for our shares. Our Board of Directors is comprised of eight veterinarian shareholders who are elected on staggered terms from eight geographic districts. Our Chief Executive Officer, Dr. Lionel L. Reilly, is also our President and answers directly to the Board of Directors. Dr. Reilly is not a shareholder of the Company.



   In 1996 the Company obtained a no-action letter from the Securities and Exchange Commission (SEC) permitting the sale of our shares without registration based on a number of factual representations concerning our company and common stock. We are a distribution company that historically has sold animal health products principally to veterinarians who own one share of stock. In obtaining this SEC no-action letter, we confirmed that we would not deviate from our previous practice of selling our products primarily to shareholders, limiting any economic benefit received from sales to non-shareholders. While our efforts have continued to be focused on selling products to our shareholders at the lowest possible cost to them, we determined that it would be beneficial to our shareholders to sell products not only to them, but also to non-shareholders. It is principally this change--the desired expansion of sales of products to non-shareholders which we believe will enhance the benefit of owning our shares--that requires SEC registration. However, even after this change, our shares will continue to have the following unique characteristics:


  .  Our shares will continue to be sold for a fixed price of $3,000 per share.

  . Our shares will continue to be redeemed for a fixed price of $3,000 per share. Shareholders may only sell their shares back to the Company. They cannot sell shares to other persons or entities.

  . Only one class of stock will continue to be issued, and each shareholder is limited to ownership of one share of stock.

  . Shares will continue to be issued only to licensed individual veterinarians/veterinary clinics.

   The Company's principal executive office is located at 10077 South 134th Street, Omaha, Nebraska 68138. Its telephone number is (402) 331-4440.

                                 The Offering



                        Common Stock Offered
                                             628 shares



Common Stock to be outstanding after the offering
                                                  2,188 shares, based on 1,560 shares outstanding as of
                                                    November 30, 2001.

Price per Share..................................
                                                  $3,000 per share, which is fixed in our Articles of
                                                    Incorporation

Use of Proceeds..................................
                                                  To repay existing indebtedness. See "Use of
                                                    Proceeds."

Dividend Policy..................................
                                                  We do not anticipate paying cash dividends in the
                                                    foreseeable future. See "Dividend Policy."

                                 RISK FACTORS

   Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus.



Failure to Manage Growth Could Impair Our Business

   Our business has grown rapidly. Our sales increased from $62.6 million in fiscal 1995 to $195.9 million in fiscal 2001. During that same period we have significantly expanded our operations in the United States. Our number of employees increased by approximately 128 individuals during this period.

   It is difficult to manage this rapid growth, and our future success depends on our ability to implement and/or maintain:

  .  Sales and marketing programs

  .  Customer support programs

  .  Technological support which equals or exceeds our competitors

  .  Recruitment and training of new personnel

  .  Operational and financial control systems

   Our ability to successfully offer products and services and implement our business plan in a rapidly evolving market requires an effective planning and management process. We expect that we will need to continue to improve our financial and managerial controls, reporting systems and procedures and to expand the training of our work force.


   If we are not able to manage the rapid growth, there is a risk our customer service quality will deteriorate, which may in turn lead to decreased sales. This could impact our shareholders in two ways--the ability to obtain products from the Company could be negatively affected and the Company's profits could decrease.


Loss of Key Personnel Could Hurt Our Business

   Our future success depends to a significant extent on the skills, experience and efforts of Company President and Chief Executive Officer Dr. Lionel Reilly and key members of his staff. The loss of any or all of these individuals could damage our business. The Company has purchased three life insurance policies on the life of Dr. Reilly. Two policies are universal life policies for $250,000. The Company is the beneficiary of one of the universal life policies and the second is a split dollar policy and the estate of Dr. Reilly is the ultimate beneficiary. The third policy is a whole life policy for $254,000 and the Company is the beneficiary.

   In addition, our products and services are specialized in nature. In general only highly qualified and trained individuals have the necessary skills to market our products and provide our services. We face intense competition for the hiring of these professionals. Any failure on our part to hire, train and retain a sufficient number of qualified professionals would damage our business. We do not generally enter into employment agreements requiring these employees to continue in our employment for any period of time.

There is No Market for Our Stock and the Value of the Stock Will Not Increase

   There has been no market for our common stock prior to this offering, and there will be no market after this offering. Sales are limited to licensed veterinarians/veterinary practices--our common stock will not be sold to anyone else. The price of each share is fixed at $3,000, as provided in our Articles of Incorporation. A share will not increase in value. If a shareholder wishes to redeem his/her share, the shareholder must sell it to the Company and will receive only $3,000. Shares may not be transferred or sold by a shareholder to anyone other than the Company.

It is Unlikely We Will Pay Dividends

   Some investors favor companies that pay dividends, particularly in market downturns. We have never declared or paid any cash dividends on our common stock, and, in fact, our Articles of Incorporation and Bylaws have in the past prohibited the payment of dividends. While the amendments to our Articles of Incorporation and Bylaws approved by the Company shareholders at the Company's 1999 Annual Meeting do allow the payment of dividends, we currently intend to retain any future earnings for funding growth of our business and therefore we do not currently anticipate paying cash dividends on our common stock in the foreseeable future.

We Rely on Strategic Relationships to Generate Revenue

   To be successful, we must establish and maintain strategic relationships with leaders in the manufacturing industry. This is critical to our success because we believe that these relationships will enable us to:

  . Extend the reach of our distribution and services to the various participants in the veterinary industry

  .  Obtain specialized expertise

  .  Generate revenue

   Entering into strategic relationships is complicated because some of our current and future partners may decide to compete with us. In addition, we may not be able to establish relationships with key participants in the veterinary distribution industry if we have established relationships with competitors of these key participants. Consequently, it is important that we are perceived as independent of any particular customer or partner.

   Most of our agreements with manufacturers run for one year. We may not be able to renew our existing agreements on favorable terms, or at all. If we lose the right to distribute products under such agreements, we may lose access to certain of our products and lose a competitive advantage. Potential competitors could sell products from manufacturers that we fail to continue with and erode our market share.

Performance or Security Problems With Our Systems Could Damage Our Business

   Our customer satisfaction and our business could be harmed if we or our suppliers experience any system delays, failures or loss of data. We currently process all our customer transactions and data at our facilities in Omaha, Nebraska. Although we have safeguards for emergencies, the occurrence of a major catastrophic event or other system failure at our Omaha facility could interrupt data processing or result in the loss of stored data.

We Face Significant Competition

   The market for veterinary distribution services is intensely competitive, rapidly evolving and subject to rapid technological change. Some of our competitors have comparable product lines, technical experience and financial resources. These organizations may be better known and have more customers than us. We may be unable to compete successfully against these organizations.

   Many of our competitors have distribution strategies that directly compete with us. We have many competitors including:

  .  Walco International

  .  Lextron

  .  J. A. Webster, Inc.

  .  The Butler Company

   In addition, we expect that companies and others specializing in the veterinary products industry will offer competitive products. Some of our large manufacturers/suppliers may also compete with us through direct marketing and sales of their products.

Changes in the Veterinary Distribution Industry Could Adversely Affect Our Business


   The veterinary distribution industry is subject to changing political, economic and regulatory influences. Both state and federal government agencies regulate the distribution of certain animal health products and the Company is subject to regulation, either directly or indirectly, by the US Department of Agriculture and the Drug Enforcement Administration. To the extent the political party in power changes, whether in the Executive or Legislative branch, the regulatory stance the agencies take could change. Our suppliers are subject to regulation by the Department of Agriculture and rely, in part, on farm and agricultural subsidiary programs. If the funding for such programs is reduced, there is a risk our product supply would diminish, which would lead to decreased sales.


   These factors affect our purchasing practices and operation of our business. Some of our competitors are consolidating to create integrated delivery systems with greater market presence. These competitors may try to use their market power to negotiate price reductions with the manufacturers. If we were forced to reduce our prices, our operating results would suffer. As the veterinary distribution industry consolidates, competition for customers will become more intense and the importance of acquiring each customer will become greater.


You May be Forced to Sell Your Shares Back to the Company



   As a shareholder, you may be forced to sell your share of stock back to the Company under certain circumstances. In the event of your death, the Company must repurchase your share of stock at the price you paid for such share of stock. Further, in the event that you are no longer qualified to own the Company stock, you must sell the share of stock back to the Company, which will repurchase the share at the price you paid for such share of stock. We also have the option to repurchase our stock if a shareholder owes money to us and fails to make payments by the due date at the price the shareholder paid for the stock.



We May Lack the Funds to Repurchase all the Shares



   As a shareholder you are not permitted to sell, assign, or otherwise transfer your share of stock except back to the Company. The shareholder must give the Company written notice of the proposed sale and we will repurchase the share of stock within ninety days of receiving such written notice, at the price the shareholder paid for the share. The Company must also repurchase the share of stock in the event of a shareholder's death, at the price the shareholder paid for such share of stock. Further, in the event a shareholder is no longer qualified to own the Company stock, the shareholder must sell the share of stock back to the Company, which will repurchase the share at the price paid by the shareholder for such share of stock. If substantially all the shareholders wish to sell their shares or no longer become qualified to own the Company stock, we will be required to repurchase a large number of shares, which may divert financial resources that would otherwise be used for operations and business.



   In addition, if a significant majority of the shareholders want to sell their shares at the same time, there is a risk we would not have enough financial resources to repurchase all outstanding shares within the ninety days. If we lack adequate funds to repurchase all the shares, you would have no other means of selling your interest.

                          FORWARD-LOOKING STATEMENTS

   Some of the information in this prospectus including the above risk factors section, contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," "project," and "continue" or similar words. You should read statements that contain these words carefully because they:

  .  Discuss our future expectations

  . Contain projections of our future results of operations or of our financial condition

  .  State other "forward-looking" information

   We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors listed above, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

                                USE OF PROCEEDS


   The net proceeds from the sale of the original offering of 500 shares of common stock, after $166,417 in estimated offering expenses, and assuming the sale of all shares, was estimated at $1,333,583. As of November 30, 2001, we have sold 372 shares of common stock for $1,116,000. Therefore, the net proceeds from the sale of 372 shares is $949,583.



   The net proceeds from the sale of the additional offering of 500 shares of common stock, after $51,375 in estimated offering expenses, and assuming the sale of all shares, is estimated at $1,448,625. The net proceeds from the sale of the 628 shares of common stock offered by this combined prospectus, assuming the sale of all shares, after estimated offering expenses, is estimated at $1,832,625. Therefore, the net proceeds from the sale of the combined offering of 1,000 shares of common stock, after $217,792 in estimated offering expenses, and assuming the sale of all shares, is $2,782,208.



   We have and intend to continue to use the proceeds from the sale of shares of common stock for the repayment of Company's obligations to the U.S. Bank National Association pursuant to a Promissory Note. The Promissory Note matures on an annual basis, but is renewable by its terms annually on December 1st of each year. The maximum amount which can be borrowed thereunder is fifteen million dollars. The actual principal amount outstanding varies as the Company borrows and repays its obligations throughout the term of the loan. The interest rate on the Promissory Note is a variable rate based on changes in the U.S. Bank N.A. Reference Rate. As of July 31, 2001, the interest rate was 6.5%.


                                DIVIDEND POLICY

   The Company shareholders approved Amended and Restated Articles of Incorporation and Bylaws at the Company's Annual Meeting held in August, 1999 to permit the Company to pay dividends. Any such payment of dividends would be solely in the discretion of the Board of Directors, and at this time, we do not anticipate that a dividend will be paid in the foreseeable future. We intend to retain future earnings, if any, to finance the expansion of our business.

                                CAPITALIZATION


   The following table sets forth our capitalization as of July 31, 2001 and as adjusted to reflect the sale of the 628 shares of common stock we are offering and application of the estimated net proceeds from the offering. This table should be read in conjunction with our financial statements and notes thereto appearing elsewhere in this prospectus.



                                                                                   At July 31, 2001
                                                                                ----------------------
                                                                                               As
                                                                                  Actual   Adjusted(1)
                                                                                ---------- -----------
Short-term debt (including current portion of long term debt)..................  4,749,637  2,917,012
Long-term debt (excluding current portion).....................................  5,565,035  5,565,035
Stockholders' equity:
   Common stock, $1 par value per share authorized 30,000 shares, 1,534 shares
     issued and outstanding; and shares issued and outstanding adjusted........      1,534      2,162
   Paid in capital.............................................................  4,529,466  6,412,838
   Retained earnings...........................................................  2,025,507  1,974,132
   Total stockholders' equity..................................................  6,470,923  8,303,548
   Total capitalization........................................................ 16,785,595 16,785,595

--------

(1) As adjusted reflects the issuance of 628 additional shares (Total offering proceeds of $1,884,000 less additional estimated offering costs of $51,375 for net proceeds of $1,832,625).


                                   DILUTION

   The price for a share of Company common stock is set in our Articles of Incorporation at $3,000 per share, or such lesser amount as determined by the Board of Directors in its discretion. Therefore, unless the Board of Directors lowers the future price of common stock, an event which we do not currently anticipate occurring, the price will remain at $3,000 per share and there will be no dilution of existing shareholders' interests. The book value per share as of July 31, 2001 was $4,274. This value was derived by dividing the $6,556,507 stockholders' equity as of July 31, 2001 by the 1,534 shares outstanding as of July 31, 2001. The price for a share of common stock may not be increased without an amendment to our Articles of Incorporation.

                            SELECTED FINANCIAL DATA


   The following table presents selected financial data for the Company for each of the years in the five-year period ended July 31, 2001 and for the three-month periods ended October 31, 2001. The financial data for the period ended July 31, 2001 and October 31, 2001 is consolidated and includes accounts of Exact Logistics, LLC and ProConn, LLC from December 6, 2000, the date the Company became the sole member of Exact Logistics, LLC and ProConn, LLC. The historical selected financial data are derived from the Company's Financial Statements included elsewhere in this prospectus and should be read in conjunction with those financial statements and notes thereto. These financial statements have been complied or audited by Marvin E. Jewell & Co., P.C. independent public accountants, whose reports with respect thereto appears elsewhere in this prospectus.




                                                                                                                 At the
                                                                                                                  Three
                                                                                                                 Months
                                                                                                                  Ended
                                                                                                               October 31,
                                                                 At the Year Ended July 31,                    (unaudited)
                                               --------------------------------------------------------------  -----------
                                                  1997         1998        1999         2000         2001         2001
                                               -----------  ----------  -----------  -----------  -----------  -----------
                                                                            Stated in Dollars
Statement of Data
Revenues...................................... $80,938,835  94,245,375  122,253,200  178,547,153  199,340,661  59,578,399
Cost of goods sold............................  73,701,533  85,261,574  111,875,873  161,934,175  181,660,419  54,816,290
Gross profit..................................   7,237,302   8,983,801   10,377,327   16,612,978   17,680,242  47,672,109
Operating, general and administrative expenses   7,077,385   8,725,912   10,366,843   15,202,927   16,360,464   3,931,871
Operating income..............................     159,917     257,889       10,484    1,410,051    1,319,778     830,238
Other income..................................     125,256     161,205      486,355      372,795      504,436     117,276
Other expenses................................     208,407     244,111      263,198      905,880    1,008,638     194,728
Income before income taxes....................      76,766     174,983      233,641      876,966      815,576     752,786
Income taxes..................................      30,736      73,440       92,907      320,367      306,892     270,676
                                               -----------  ----------  -----------  -----------  -----------  ----------
Net income.................................... $    46,030     101,543      140,734      556,599      508,684     482,110
                                               ===========  ==========  ===========  ===========  ===========  ==========
Net income per share:
  Basic earnings per share.................... $     49.98      101.44       128.52       437.92       351.54      313.87
                                               ===========  ==========  ===========  ===========  ===========  ==========
  Basic common shares outstanding used in the
   calculation................................         921       1,001        1,095        1,271        1,447       1,536

Supplemental Operating Data
Net cash provided by (used in) operating
 activities................................... $  (647,441) (2,115,978)   1,863,413   (5,691,783)   5,218,803  (5,449,660)
Net cash provided by (used in) investing
 activities...................................    (194,181)   (442,604)  (1,033,443)  (6,676,998)    (287,106)    (23,175)
Net cash provided by (used in) financing
 activities...................................     721,767   1,317,233    1,372,564   10,877,188   (3,875,962)  3,592,587

Balance Sheet Data
Working capital............................... $ 2,456,944   2,698,906    1,052,710    1,911,300    2,691,046   3,251,550
Total Assets..................................  14,175,862  20,007,753   28,358,152   59,635,903   50,896,467  56,581,332
Total long-term
 obligations..................................   1,301,609   1,225,089            0    6,013,631    5,565,035   5,447,813
Total short-term
 borrowings...................................   1,062,985   3,285,273    4,413,238    8,216,400    4,293,713   9,235,431
Shareholder equity............................   3,542,947   3,891,490    4,453,224    5,524,656    6,470,923   7,027,741

   The following table presents selected financial data for the Company for each of the quarters in the two-year period ended July 31, 2001. The financial data for the period ended July 31, 2001 is consolidated and includes accounts of Exact Logistics, LLC and ProConn, LLC from December 6, 2000, the date the Company became the sole member of Exact Logistics, LLC and ProConn, LLC. The historical selected financial data are derived from the Company's Financial Statements included elsewhere in this prospectus and should be read in conjunction with those financial statements and notes thereto. These financial statements have been compiled by Marvin E. Jewell & Co., P.C. independent public accountants, whose reports with respect thereto appears elsewhere in this prospectus.


                                                                     For the Three Months Ended
                                                         ---------------------------------------------------
                                                         October 31, January 31,    April 30,     July 31,
                                                            1999        2000           2000         2000
                                                         ----------- -----------  -------------- -----------
                                                         (unaudited) (unaudited)   (unaudited)   (unaudited)
                                                                          Stated in Dollars
Statement of Data
Revenues................................................ $41,783,865 $39,727,417   $42,480,146   $54,555,725
Cost of goods sold......................................  38,461,914  35,538,341    38,731,027    49,202,893
Gross profit............................................   3,321,951   4,189,076     3,749,119     5,352,832
Operating, general and administrative expenses . . . . .   3,019,105   3,593,237     3,870,401     4,720,184
Operating income........................................     302,846     595,839      (121,282)      632,648
Other income............................................      69,330      79,454        96,445       127,566
Other expenses..........................................      99,721     230,406       288,202       287,551
Income before income taxes..............................     272,455     444,887      (313,039)      472,663
Income taxes............................................     107,371     153,114       (93,603)      153,485
                                                         ----------- -----------   -----------   -----------
Net income.............................................. $   165,084     291,773      (219,436)      319,178
                                                         =========== ===========   ===========   ===========
Net income per share:
   Basic earnings per share............................. $    137.57      234.73       (170.24)       236.95
                                                         =========== ===========   ===========   ===========
   Basic common shares outstanding used in the
     calculation........................................       1,200       1,243         1,289         1,347
                                                                     For the Three Months Ended
                                                         ---------------------------------------------------
                                                         October 31, January 31,                  July 31,
                                                            2000        2001      April 30, 2001    2001
                                                         ----------- -----------  -------------- -----------
                                                         (unaudited) (unaudited)   (unaudited)   (unaudited)
                                                                          Stated in Dollars
Statement of Data
Revenues................................................  50,094,569  46,671,263    51,416,446    51,158,383
Cost of goods sold......................................  46,254,048  42,647,543    47,024,163    45,734,665
Gross profit............................................   3,840,521   4,023,720     4,392,283     5,423,718
Operating, general and administrative expenses . . . . .   3,086,235   3,921,062     4,421,777     4,931,390
Operating income........................................     754,286     102,658       (29,494)      492,328
Other income............................................     110,220     142,720       147,048       104,448
Other expenses..........................................     314,496     258,857       255,136       180,149
Income before income taxes..............................     550,010     (13,479)     (137,582)      416,627
Income taxes............................................     202,300       3,949       (37,342)      137,985
                                                         ----------- -----------   -----------   -----------
Net income..............................................     347,710     (17,428)     (100,240)      278,642
                                                         =========== ===========   ===========   ===========
Net income per share:
   Basic earnings per share.............................      250.51      (12.27)       (68.42)       183.92
                                                         =========== ===========   ===========   ===========
   Basic common shares outstanding used in the
     calculation........................................       1,388       1,420         1,465         1,515

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

   This prospectus contains forward-looking statements that involve risks and uncertainties. Actual events or results may differ materially from those indicated in such forward-looking statements. The following discussion of the financial condition and results of our operations should be read in conjunction with the Financial Statements and related notes thereto included elsewhere in this prospectus.

Overview

   The Company was chartered on August 2, 1982 as a Missouri corporation. Since January 1, 1983 the Company has operated from various facilities in Omaha, Nebraska. The Company shareholders approved Amended and Restated Articles of Incorporation at the Company's Annual Meeting held in August, 1999 to permit the Company to become a Nebraska corporation. The Company surrendered its Missouri charter and became a Nebraska corporation on September 22, 1999. The Company's fiscal year begins on August 1 and concludes on July 31 of the following year.


   The Company is one of the largest distributors of animal health products to veterinarians who practice food producing animal medicine in the United States. The Company was founded in 1982 by veterinarians whose primary interests were "food animal" related. The changing trends of veterinary medicine has resulted in a gradual shift toward the sale of more "companion animal" products.



   The Company's sales have increased from $62.6 million in fiscal year 1995 to $195.9 million in fiscal year 2001. To date, sales to non-shareholders have had a minimal impact on the Company's net income.



   We expect the trend of increases in sales to continue as we continue to increase the number and type of customer accounts. We will continue our strategy of supporting the food producing animal veterinarian with a broad range of products and value-added services. However, sales in the food producing animal sector are subject to very low margins. In view of the increasing maturity of the food producing animal market the Company must continue to look for future growth in the companion animal sector.



   Historically companion animal product related transactions have enjoyed higher margins than sales of food producing animal products. However, as competition increases in the companion animal sector it is likely that margins will begin to erode. We believe there is likely to be consolidation of the many small privately owned veterinary clinics, which will result in an increasing number of larger veterinary practice business units. As a result, the larger veterinary practices will have increased purchasing leverage and will negotiate for lower product costs which will reduce margins at the distribution level and impact Company revenue and net income.



   There are two major types of transactions that affect the flow of products to the Company's customers. Traditional "buy/sell" transactions account for approximately ninety percent of the Company's business. In this type of transaction the customer places an order with the Company, which is then picked, packed, shipped, invoiced to the customer, followed by payment from the customer to the Company. In most traditional buy/sell transactions the Company, rather than the manufacturer, sets the price of the products. There are a few product lines where the Company provides all transactional activities described above, except that the manufacturer retains title to the product.


   A second transaction model used by the Company is termed the "agency agreement". Under this approach, the Company receives orders for products from its customer. The Company transmits the order to the manufacturer who then picks, packs, ships, invoices and collects payment from the customer. The Company receives a commission payment for soliciting the order as well as other customer service activities. The Company's operating expenses associated with this type of sale may be lower than the traditional buy/sell transaction. Agency selling allows the manufacturer and the Company to immediately react to market conditions.

This arrangement allows the manufacturer to establish and standardize price of its products in the market. This current information often is used by the Company and the various manufacturers to develop data based marketing programs.
   The mode of selling products to veterinarians is dictated by the manufacturer. There has been a recent slight shift away from agency agreements returning to the traditional buy/sell transactional business model.
   Product returns from our customers and to our suppliers occur in the ordinary course of business. The Company extends to its customers the same return of goods policies as extended to the Company by the various manufacturers. The Company does not believe its operations will be adversely impacted due to the return of products.
   The Company has two direct subsidiaries: Exact Logistics, LLC and ProConn, LLC. Exact Logistics, LLC was organized in the State of Nebraska on December 6, 2000. The limited liability company is a single member entity and is 100% owned by the Company. The purpose of Exact Logistics, LLC is to act as a contract logistics partner to warehouse and ship products.
   ProConn, LLC was organized in the State of Nebraska on December 6, 2000. The limited liability company is a single member entity and is 100% owned by the Company. The purpose of ProConn, LLC is to act as a supplier of animal health products to the producer and/or consumer.

Results of Operations

   The following discussion is based on the historical results of operations for fiscal 1999, 2000 and 2001.

  Fiscal 1999 Compared to Fiscal 1998:


   Net revenues for the fiscal year ending July 31, 1999 increased by 29.7% or $28.0 million. Revenues for the 1999 fiscal year totaled $122.3 million compared to $94.2 million for the previous fiscal year. The growth was attributable to increased sales to existing customers of $22.2 million and to new customers of $5.9 million. During the year the number of total shareholders increased by 140 veterinary practices. On July 31, 1999 there were 1,188 shareholders of the Company.


   Gross profit increased by $1.4 million to $10.4 million compared to $9.0 million for the previous fiscal year. This increase was primarily due to the increase in revenues. Gross profit as a percentage of total revenues was 8.5% in fiscal 1999 compared to 9.5% in fiscal 1998. This decrease in percentage was primarily due to lower margin from the sale of product.


   Operating, general and administrative expenses increased by $1.6 million to $10.3 million in fiscal year 1999 compared to $8.7 million for the previous year. This increase was primarily due to support the increase in revenues. Such operating, general and administrative expenses as a percentage of total revenues fiscal 1999 was 8.5% vs. 9.3% in fiscal 1998. This decrease in percentage was primarily due to maintaining tight control on expenses while increasing revenues.


   Operating income decreased by $247,405 to $10,484 in fiscal year 1999 compared to $257,889 for the previous year. This decrease was primarily due to lower margin from the sale of product. Other income increased by $325,150 to $486,355 in fiscal year 1999 compared to $161,205 for the previous year. This increase was primarily due to higher interest income from short term banking investments, finance charge income charged on customers' past due balances and on the gain on the sale of building and equipment at 10100 J Street, Omaha, Nebraska.

  Fiscal 2000 Compared to Fiscal 1999:


   Net revenues for the fiscal year ending July 31, 2000 increased by 46.0% or $56.3 million. Revenues for the 2000 fiscal year totaled $178.5 million compared to $122.3 million for the previous fiscal year. The growth was attributable to increased sales to existing customers of $37.2 million and to new customers of $18.8 million. During the year the number of total shareholders increased by 193 veterinary practices. On July 31, 2000 there were 1,381 shareholders of the Company.



   Gross profit increased by $6.2 million to $16.6 million compared to $10.4 million for the previous fiscal year. This increase was primarily due to the increase in revenues. Gross profit as a percentage of total revenues was 9.3% in fiscal 2000 compared to 8.5% in fiscal 1999. This increase in percentage was primarily due to higher vendor rebates.



   Operating, general and administrative expenses increased by $4.8 million to $15.2 million in fiscal year 2000 compared to $10.4 million for the previous year. This increase was primarily due to support the increase in revenues. Such operating, general and administrative expenses as a percentage of total revenues fiscal 2000 was 8.5% vs. 8.5% in fiscal 1999.


  Fiscal 2001 Compared to Fiscal 2000:


   Net revenues for the fiscal year ending July 31, 2001 increased by 11.6% or $20.8 million. Revenues for the 2001 fiscal year totaled $199.3 million compared to $178.5 million for the previous fiscal year. The growth was attributable to increased sales to existing customers of $13.6 million and to new customers of $7.6 million. During the year the number of total shareholders increased by 153 veterinary practices. On July 31, 2001 there were 1,534 shareholders of the Company.



   Gross profit increased by $1.1 million to $17.7 million compared to $16.6 million for the previous fiscal year. This increase was primarily due to the increase in revenues. Gross profit as a percentage of total revenues was 8.9% in fiscal 2001 compared to 9.3% in fiscal 2000. This decrease in percentage was primarily due to higher freight costs.



   Operating, general and administrative expenses increased by $1.2 million to $16.4 million in fiscal year 2001 compared to $15.2 million for the previous year. This increase was primarily due to support the increase in revenues. Such operating, general and administrative expenses as a percentage of total revenues fiscal 2001 was 8.2% vs. 8.5% in fiscal 2000. This decrease in percentage was primarily due to maintaining tight control on expenses while increasing revenues.


Seasonality in Operating Results

   The Company's quarterly sales and operating results have varied significantly in the past and will likely continue to do so in the future. Historically, the Company's sales are seasonal with peak sales in the late spring and early fall. The cyclical nature is directly tied to the significant amount of business the Company does in the livestock sector. Product use cycles are directly related to certain medical procedures performed by veterinarians on livestock during the late spring and early fall.

   In the last few years the Company has been selling more companion animal related products. These products tend to have a seasonal nature which minimally overlaps the livestock business cycles. The net result is a reduction of the cyclical seasonal nature of the business. Minimizing the cyclical nature of the Company's business has allowed for more efficient utilization of all resources.

Liquidity and Capital Resources

   Our capital requirements relate primarily to working capital, the expansion of our operations to accommodate sales growth. The Company maintains significant inventory levels to fulfill our operating commitment to its customers. Historically, the Company has financed its cash requirements primarily from short-term bank borrowings and cash from operations. At year end July 31, 2001 there were no material commitments for capital expenditures.


   Net cash used by operating activities of $2,115,978 in fiscal year ending July 1998 was primarily attributable to increases of $1,493,853 in accounts receivable and $4,473,791 in inventories. These were partially offset by an increase of $2,594,480 in accounts payable. Net cash provided by operating activities of $1,863,413 in fiscal year ending July 1999 was primarily attributable to an increase of $6,631,793 in accounts receivable. It was partially offset by increases of $418,081 in inventories and $7,736,556 in accounts payable. In the fiscal year ending July 2000, net cash used by operating activities of $5,691,783 was primarily attributable to increases of $10,430,441 in accounts receivable and $15,839,475 in inventories. These were partially offset by an increase of $19,058,909 in accounts payable. For the fiscal year ending July 2001, net cash used by operating activities of $5,218,803 was primarily attributable to decreases of $3,129,815 in accounts receivable and $6,084,384 in inventories. These were partially offset by a decrease of $4,751,004 in accounts payable.


   In the fiscal year ending July 1998, net cash used by investing activities of $442,604 was primarily attributable to investments in equipment, which included the purchases of various computer equipment. Net cash used by investing activities of $1,033,443 in fiscal year ending July 1999 was primarily attributable to investments in property, which included the purchase of land for future construction of the building, and investments in equipment, such as the purchase of various computer equipment. Net cash used by investing activities of $6,676,998 in fiscal year ending July 2000 was primarily attributable to investments in property, including the construction of our new building, and investments in equipment, such as the purchase of office and warehouse equipment for use in the new building. Net cash used by investing activities of $287,106 in fiscal year ending July 2001 was primarily attributable to investments in equipment, including the purchase of office, warehouse, and various computer equipment.


   Net cash provided by financing activities of $1,317,233 in fiscal year ending July 1998 was primarily attributable to increases of $1,035,913 in loan proceeds and $281,320 from net proceeds from issuance of common stock. Net cash provided by financing activities of $1,372,564 in fiscal year ending July 1999 was primarily attributable to increases of $1,012,731 in loan proceeds and $359,833 from net proceeds from issuance of common stock. In the fiscal year ending July 2000, net cash provided by financing activities of $10,877,188 was primarily attributable to increases of $10,236,396 in loan proceeds and $640,792 from net proceeds from issuance of common stock. In the fiscal year ending July 2001, net cash used by financing activities of $3,875,962 was primarily attributable to a decrease of $4,334,962 in loan proceeds and an increase of $459,000 from net proceeds from issuance of common stock.

Quantitative and Qualitative Disclosures About Market Risk

   The Company is exposed to market risks primarily from changes in U.S. interest rates. The Company does not engage in financial transactions for trading or speculative purposes.

   The interest payable on the Company's revolving line of credit is based on variable interest rates and is therefore affected by changes in market interest rates. If interest rates on variable rate debt rose .650 percentage points (a 10% change from the interest rate as of July, 31, 2001), assuming no change in the Company's outstanding balance under the line of credit (approximately $4,293,713 as of July 31, 2001), the Company's annualized income before taxes and cash flows from operating activities would decline by approximately $27,909.

                                   BUSINESS

   The Company is a leading wholesale distributor of animal health products to practicing veterinarians. We also offer a broad array of prescription, non-prescription and sundry items to assist veterinarians in their practice. The Company does not sell pet foods. A small quantity of feed additive type products are sold by the Company.

   The Company distributes approximately 18,000 different items including biologicals, pharmaceuticals, parasiticides, instruments and equipment. Routinely some 11,000 items are inventoried for immediate shipment. The balance of items are either drop-shipped from the manufacturer to the customer or are special order items.

   As of July 31, 2001, the Company had 1,534 shareholder veterinary clinics. These shareholders are principally located from the Rocky Mountains to the Atlantic Seaboard with some presence in the South. No shareholder/customer represented more than 1% of the Company's total revenues during the past fiscal year.

   Due to the geographical location of the majority of its shareholders, nearly 65% of the Company's gross sales are related to products used for the treatment and/or prevention of diseases in food animals. The balance of product sales are for the treatment and/or prevention of diseases in companion animals and equine.

   The Company primarily sells branded products as marketed by the major animal health manufacturers and suppliers. The Company does not currently private label any products, but would consider a private label product agreement if there was a decisive competitive advantage for doing such.

   The Company's business strategy is to be the leading supplier of animal health products to veterinary clinics by offering a complete assortment of items at competitive prices which are supported by superior levels of customer service. The Company believes that this strategy provides it with a competitive advantage by combining the broad product selection with everyday low prices and support from very efficient operations. The shareholder veterinary clinics are able to lower their product acquisition costs which both increases profitability and gives them a competitive market advantage.

   The Company has heavily invested in electronic information systems to maximize efficiencies. All phases of the transactional process are electronically driven. The Company believes this advanced electronic technology will assist in earlier adoption of electronic commerce through the internet by both its customers and suppliers.

Value-Added Services

   The Company offers its customers and suppliers a comprehensive menu of value-added services. These services allow individual customers various selections based on their individual needs. The Company manages a database of all transactions so that its customers may maximize their participation in promotions frequently offered by suppliers. The customer is periodically apprised, either by phone or mailings, of their level of participation in these promotions. This promotional tracking service gives the customer the option to maximize their participation in a promotion which can ultimately increase their profitability and allow them to more effectively compete in certain markets.

   The Company has developed a multi-day inventory management and purchasing techniques seminar for its customers. This seminar is held at the Company's headquarters. The customer is trained to better use the Company's resources and also be increasingly efficient in managing their product and inventory activities.

   The Company has Electronic Data Interchange (EDI) capability which provides the supplier with product sales and movement. The supplier is able to monitor sales activities, advertising effectiveness and market trends in an efficient manner. The Company also assists the manufacturer in the design of effective promotions. The historical transactional database and the promotional tracking service are unique tools to assist the manufacturer in tailoring effective promotions.

Rebates to Shareholders

   The Company and its shareholders are in a contractual relationship evidenced in the Company's Articles of Incorporation which requires that all sales of Company products to Company shareholders be at no more than 5% over the cost of the Company as determined by the Company's certified public accountant. Based on this requirement, the Company's certified public accounting firm annually makes a determination of the Company's product costs. This valuation of product costs is then multiplied by 105% and compared to the Company's product sales. Amounts in excess of the 105% computation are overcharges which are then rebated back to shareholders by credit memo. Such rebates are made on a pro rata basis to shareholders, based on the aggregate amount of products purchased by each shareholder during the year for which the rebate is made. Rebates are included in the Company's financial statements and are netted against sales on the Company's income statement/balance sheet.

The Animal Health Industry

   A national veterinary organization lists over 22,000 veterinary practices in the United States. There are some 45,000 veterinarians practicing in the various disciplines of veterinary medicine. This survey indicated nearly 71% of the veterinarians in private clinical practice predominately specialize in companion animal medicine.


   According to industry sources, the U.S. animal health manufacturer sales of biologicals, pharmaceuticals, insecticides and other packaged goods was over $4.2 billion for 2001. This segment of business in which the Company participates is intended to meet the product and supply needs of the private clinical practice.


   Sundry items such as collars, leashes, cages, books, aquatic supplies and equine tack are primarily sold through retail pet supply outlets. These products typically are not purchased from veterinary practices. The Company makes a few of these items available; however, annual sales are very minimal.


   Consolidation is a primary force reshaping the animal health industry. According to industry sources, sales by the top ten animal health product manufacturers account for over 75% of the U.S. market. At this time, the top five U.S. animal health product companies have a market share that exceeds 50% of the total animal health business.



   Livestock production continues the consolidation trend that started a number of years ago. Agribusiness integrators continue to build larger livestock raising facilities. Improved management systems coupled with new preventative products have resulted in an ongoing reduction in food producing animal product sales for the past several years. There also has been a loss of market share in several key product groups due to generic competition. The generic products generally sell for lower prices which causes a pricing deflation in the market.



   The companion animal market is experiencing considerable growth. Several new therapeutic and preventative products have contributed to most of this increased sales volume. Nutraceuticals (nutritional pharmaceuticals) have an increasing presence in the companion animal market. According to industry sources, during the past five years companion animal product sales have grown to nearly 50% of the total U.S. market.


Competition

   Distribution of animal health products is characterized by either "ethical" or "OTC" channels of product movement. Ethical distribution is defined as those sales of goods to licensed veterinarians for use in their professional practice. Many of these products are prescription and must only be sold to a licensed professional. OTC (over-the-counter) distribution is the movement of non-prescription goods to the animal owner and the end user. Many of these products will also be purchased by the licensed veterinarian for professional use or for resale to their client.

   There are numerous ethical distribution companies operating in the same geographical regions as the Company and competition in this distribution industry is intense. Most of the competitors generally offer a similar range of products at prices often comparable to the Company's. The Company seeks to distinguish itself from its competitors by offering a higher level of customer service as well as having its principal customers also as its shareholders/owners. In addition to competition from other distributors, the Company also faces existing and potentially increased competition from manufacturers and suppliers who distribute some percentage of their products directly to veterinarians. Although the Company competes against direct sales by manufacturers and suppliers, it is often able to compete with such direct sales by adding new value-added services and pricing differentiation.

   The Company's customers, licensed practicing veterinarians, compete with the OTC distributors for the sale of products to the animal owner. Several large OTC distributors sell products directly to the large agribusiness integrator or the livestock owner. Pet food and supplies are sold by a highly fragmented industry which includes supermarkets, discount stores and other mass merchandisers, specialty pet stores, direct mail houses and veterinarians. The Company does not sell products directly to the animal owner and therefore does not compete with its customer for the sale of such product.

   The role of the animal health distributor has changed dramatically during the last decade. Successful distributors have shifted from a selling mentality to providing products and services in a consultative environment. Declining profit margins typify current financial trends. Currently there is an over capacity in the animal health distribution network, although there have been few animal health distributor mergers or acquisitions. We believe the Company must continue to add value to the distribution channel, and reduce the redundancies that exist, while removing unnecessary costs associated with product movement.

Government Regulation


   Both state and federal government agencies regulate the distribution of certain animal health products. The Company is subject, either directly or indirectly, to regulation by the US Department of Agriculture and the Drug Enforcement Administration. Our suppliers are subject to regulation by the Department of Agriculture, the Food and Drug Administration, the Environmental Protection Agency, and several state agencies. Several states and the Drug Enforcement Administration require the Company to be registered or otherwise keep a current permit or license to handle controlled substances.


   Several State Boards of Pharmacy require the Company to be licensed in their state for the sale of animal health products with their jurisdiction. Each state (as well as certain cities and counties) requires the Company to collect sales taxes/use taxes on differing types of animal health products.

   The Company is subject to laws governing its relationship with employees, including minimum wage requirements, overtime, working conditions and citizenship requirements.

Environmental Considerations

   The Company does not manufacture, re-label or in any way alter the composition or packaging of products. All products are distributed in compliance with the relevant rules and regulations as approved by various State and Federal regulatory agencies. The Company's distribution business practices create no or minimal impact on the environment.

Employees

   As of September 30, 2001 the Company had 204 employees. We are not subject to any collective bargaining agreements and have not experienced any work stoppages. We consider our relationship with our employees to be good.

Properties

   The Company owns its building, which contains nearly 100,000 square feet of open warehouse space and 30,000 square feet of finished office area. The building is a facility the Company constructed and completed in late 1999 and is located on 9.6 acres of land in a newly developed industrial subdivision of Omaha, Nebraska. The latest in technology was incorporated into the design of the new facility to maximize distribution efficiencies. The building is subject to a first and second mortgage held by US Bank.


Legal Proceedings



   We are not currently a party to any material pending legal proceedings.


                                  MANAGEMENT

Executive Officers and Directors

   Our Board of Directors is composed of eight (8) shareholders who are elected for 3-year staggered terms from eight geographic districts. All directors are practicing veterinarians, and are not eligible to continue on the Board beyond their initial three-year term, unless they have been off the Board for at least one year. Each director, or the practice of which he is a member, owns one share of Company common stock.

   Each director's professional practice must be located in the district in which he or she is elected from at the time of the election. Under our Bylaws, our Board of Directors, at its discretion, and no more frequently than annually, may alter the boundaries of each geographic district to more accurately represent an equitable number of shareholders.

   Our Board of Directors is divided into three staggered classes of directors. The appropriate class of directors is elected at each annual meeting of our shareholders.

         Name               Age              Position               District Class
         ----               ---              --------               -------- -----
Lionel L. Reilly, D.V.M.... 58  President, CEO, non-voting Director
Neal B. Soderquist......... 46  Chief Financial Officer
Eric R. Phillips........... 52  Director of Logistics and Product
                                  Management
Steven E. Wright, D.V.M.... 53  Director                               1       II
Michael B. Davis, D.V.M.... 54  Director, Secretary                    2       II
Chester L. Rawson, D.V.M... 57  Vice-Chairman, Director                3        I
Raymond C. Ebert II, D.V.M. 55  Director, Chairman                     4      III
Michael L. Whitehair, D.V.M 51  Director                               5      III
Buddy D. Ray, D.V.M........ 49  Director                               6       II
Amy Lynne Hinton, D.V.M.... 38  Director                               7        I
Fred G. Garrison, D.V.M.... 56  Director                               8      III



   Class III directors serve until the 2002 annual meeting; Class I directors serve until the 2003 annual meeting of shareholders; and Class II directors serve until the 2004 annual meeting.

   The following map illustrates the geographic breakdown of the eight districts.
                                    [GRAPHIC]

      map illustration of the geographic breakdown of the eight districts

   Lionel L. Reilly, D.V.M., has served as President and CEO of the Company since 1994. Prior to that he was Vice President, Business Operations and functioned as the CEO. He has been with the Company since 1983, shortly after its founding. Dr. Reilly spent several years as a military veterinarian, over five years in private clinical veterinary practice and five years in industry as a researcher and technical services veterinarian. He has a degree from Kansas Wesleyan University in Salina, Kansas. Dr. Reilly graduated in 1970 from the College of Veterinary Medicine, Kansas State University, Manhattan, Kansas. The Company and Dr. Reilly have entered into an employment contract. See "Employment Contract".

   Neal B. Soderquist was appointed Chief Financial Officer in 1994. From 1989 to 1994 he served in that position as well as managed much of the human resources functions. For the previous 14 years Mr. Soderquist was controller/officer manager for Lincoln Lumber Co., Lincoln, Nebraska. In 1975 he received an Associates Degree from Lincoln School of Commerce, Lincoln, Nebraska.

   Eric R. Phillips has served as Director of Logistics and Product Management of the Company since July, 1999. Prior to that he was the part owner of Olson Phillips Wassinger Financial Services, where he was responsible for insurance and mutual funds investments.




   Raymond C. Ebert II, D.V.M., has served as Chairman since 2001 and Director since 1999. He is the owner of an animal clinic located in Pleasant Hill, Missouri. Dr. Ebert received a Doctor of Veterinary Medicine degree from the University of Missouri in 1970.


   Michael L. Whitehair, D.V.M., has served as a Director of the Company since 1999. He is a partner of an animal hospital located in Abilene, Kansas. Dr. Whitehair received a Doctor of Veterinary Medicine degree from Kansas State University in 1974.




   Fred G. Garrison, D.V.M., has been a Director of the Company since 1998. He is the president of a three person veterinary clinic located in Centreville, Virginia. Dr. Garrison received a degree in Animal Science from

Pennsylvania State University. He graduated from Cornell University in 1971 with a Doctor of Veterinary Medicine degree.

   Amy Lynne Hinton, D.V.M., has served as a Director of the Company since 2000. She is a clinical veterinarian and vice president with Best Friends Animal Clinic in Chambersburg, Pennsylvania. Dr. Hinton received a Doctor of Veterinary Medicine degree from the University of Tennessee in 1988.

   Chester L. Rawson, D.V.M., has served as Vice-Chairman and Director of the Company since 2000. He is a general practitioner veterinarian with Veterinary Associates located in Hazelgreen-Galena, Illinois. Dr. Rawson received a Doctor of Veterinary Medicine degree from the University of Illinois in 1968.


   Steven E. Wright, D.V.M., has served as a Director since December 7, 2001. He is an exclusive small animal practitioner and owner of Millard Veterinary Clinic located in Omaha, Nebraska. Dr. Wright received a Doctor of Veterinary Medicine degree from the Kansas State University in 1974.



   Michael B. Davis, D.V.M., has served as Secretary and Director since December 7, 2001. He is general practitioner and president with Carroll Veterinary Clinic located in Carroll, Iowa. Dr. Davis received a Doctor of Veterinary Medicine degree from the Iowa State University in 1971.



   Buddy D. Ray, D.V.M., has served as a Director since December 7, 2001. He is mixed practitioner and partner with Mayfield Vet Clinic located in Mayfield, Kentucky. Dr. Ray received a Doctor of Veterinary Medicine degree from the Auburn University School of Veterinary Medicine in 1978.



   The Executive Committee, which among other duties is actually involved in long-range planning and the formulation of corporate policies, also makes recommendations to the Board concerning salaries and incentive compensation for our officers and employees, is comprised of Dr. Michael L. Whitehair, Dr. Chester L. Rawson and Dr. Raymond C. Ebert II. The Audit Committee is comprised of Dr. Steven E. Wright, Dr. Buddy D. Ray and Dr. Amy Lynne Hinton. This Committee serves as a direct link between the Board and the auditors, and regularly meets with the auditor to review the audit function. The Nominating Committee is comprised of Dr. Fred G. Garrison, Dr. Michael B. Davis and Dr. Raymond C. Ebert II. Its specific responsibility is to devise criteria for Board membership and to identify specific individuals for nomination.


Compensation

   Directors are paid $500 per day for attendance at the Company's Mid-Year and Annual Meetings, and any specially-called Board meetings where attendance is required. In addition, directors are reimbursed for their expenses, including meeting related travel and lodging at the meeting location. Directors are paid $750 annually for participation in Board teleconference meetings and $250 for attendance at designated meetings they attend. No other compensation is paid to directors without further action by the Board.

   The following table represents the cash compensation paid by the Company to the named executive officers for the fiscal years 1999 through 2001 whose compensation from the Company exceeded $100,000 for these years.

                                                     Annual Compensation
                                                     -------------------
                                              Fiscal                      All Other
       Name and Principal Position             Year    Salary    Bonus   Compensation
       ---------------------------            ------  --------  -------  ------------
Lionel L. Reilly.............................  2001  $248,862   $60,556    $17,000(1)
 President and Chief Executive Officer         2000   236,760    72,070     20,661(1)
 and Non-Voting Director                       1999   197,000    29,000     18,100(1)

Neal B. Soderquist...........................  2001  $100,150   $11,049    $11,112(2)
 Chief Financial Officer                       2000    74,887    14,459     10,722(2)

Eric R. Phillips.............................  2001  $100,522   $11,265    $11,179(3)
 Director of Logistics and Product Management

--------
(1) These amounts represent contributions by the Company to Dr. Reilly's 401(k) Plan and profit-sharing Plan.
(2) These amounts represent contributions by the Company to Mr. Soderquist's 401(k) Plan and profit-sharing Plan.
(3) These amounts represent contributions by the Company to Mr. Phillips' 401(k) Plan and profit-sharing Plan.

Employment Contract

   The Company and Dr. Lionel L. Reilly have entered into an employment contract pursuant to which Dr. Reilly will act as President and Chief Executive Officer of the Company. The contract provides that Dr. Reilly shall devote his full-time professional energy, skill, efforts and attention to the business of the Company. The contract automatically renews for successive one year periods unless terminated by either party. If the Company terminates the contract without cause, Dr. Reilly will remain employed by the Company for a one-year consulting period, during which period he will be paid his base salary at the level in effect upon termination. During the period of his employment, Dr. Reilly is entitled to a base salary of not less than $240,000 per year, to be increased in each year thereafter by an amount equal to not less than the percentage increase in the consumer price index over the previous year, with a minimum increase of 3% and a maximum increase of 6%. Dr. Reilly is also entitled to an annual bonus equal to one percent of the net income based on the Company's audited financial statement. Under the contract, Dr. Reilly is bound by confidentiality provisions and covenants not to compete with us for a one year period after ceasing to be employed by the Company.

   The Company has purchased three life insurance policies on the life of Dr. Reilly. Two policies are universal policies for $250,000. The Company is the beneficiary of one of the universal policies and the other is a split dollar policy and the estate of Dr. Reilly is the ultimate beneficiary. The third policy is a whole life policy for $254,000 and the Company is the beneficiary.

Certain Transactions

   We have not made loans to, loan guarantees on behalf of, or engaged in material transactions with the Company officers, directors or shareholders. The directors, acting in their capacity as shareholders, have purchased items related to the practice of veterinary medicine from the Company on the same terms and conditions as every other shareholder. As a matter of policy, all future material transactions between the Company and any of its officers, directors, or shareholders will be approved by a majority of the independent and disinterested members of the Board of Directors, will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be in connection with bona fide business purposes of the Company.

Limitation of Liability and Indemnification Matters

   As permitted by the Nebraska Business Corporation Act, the Company's Articles of Incorporation provide that no director will be personally liable to the Company or its shareholders for monetary damages for any action taken, or for any failure to take action as a director except for liability

  . for the amount of a financial benefit received by a director to which he or she is not entitled

  .  for intentional infliction of harm on the Company or its shareholders

  .  for a violation of Section 21-2096 of the Nebraska Business Corporation Act

  .  for an intentional violation of criminal law

   The Company's Articles of Incorporation provide that the Company must indemnify its directors, officers, employee or agent to the fullest extent permitted by law. Generally under Nebraska law, a director or officer may be indemnified if that individual acted in good faith and had reasonable basis to believe that (1) in the case of conduct in the individual's official capacity with the company, that the individual's conduct was in the company's best interests; (2) in all other cases, that the individual's conduct was at least not opposed to the Company's best interest; and (3) regarding any criminal proceedings, the individual had no reasonable cause to believe the individual's conduct was unlawful.
   There is no pending litigation or proceeding involving a director, officer, employee or agent of the Company as to which indemnification is being sought. The Company is not aware of any other threatened litigation that may result in claims for indemnification by any director, officer, employee or agent.

                            PRINCIPAL SHAREHOLDERS


   The Company's Articles and Bylaws specifically provide that each shareholder is entitled to own only a single share of stock. Thus, there is no shareholder that has more than one share currently or will own more than one share in the future and no shareholder owns less than or a fractional portion of the single share. No single shareholder owns more than 5 percent of the outstanding common stock. As described below, each director, except Dr. Lionel Reilly, is a holder of one share of stock.



                            Shares
                         Beneficially              Nature of               Percentage
Name of Beneficial Owner    Owned             Beneficial Ownership          of Class
------------------------ ------------         --------------------         ----------
Dr. Buddy D. Ray........      1       By Mayfield Veterinary Clinic            *

Dr. Steven E. Wright....      1       By Millard Veterinary Clinic             *

Dr. Chester L. Rawson...      1       By Veterinary Associates                 *

Dr. Raymond C. Ebert II.      1       By Pleasant Hill Animal Clinic, Inc.     *

Dr. Michael L. Whitehair      1       By Abilene Animal Hospital               *

Dr. Michael B. Davis....      1       By Carroll Veterinary Clinic, P.C.       *

Dr. Amy Lynne Hinton....      1       By Best Friends Animal Hospital          *

Dr. Fred G. Garrison....      1       By Fred G. Garrison                      *

--------

* Less than one percent

                          DESCRIPTION OF COMMON STOCK

   The Company has total authorized capital stock of 30,000 shares of common stock, with a par value of $1.00 per share. Our shareholders approved the change from no par value at the Annual Meeting held on August 20, 1999. As of July 31, 2001, 1,534 shares of common stock were outstanding held by 1,534 shareholders.

   The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board out of funds legally available therefor. The Company does not anticipate paying dividends on the common stock in the foreseeable future. See "Dividend Policy."

   In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All shares of common stock are, and the share of common stock to be outstanding upon completion of this offering will be, fully paid and non-assessable. The Company does not have any preferred stock authorized, and has not issued any stock options, stock option plans, warrants, or other outstanding rights or entitlements to common stock.

   Our stock has several ownership restrictions. Under Article V of our Articles of Incorporation, unless otherwise approved by our Board of Directors, the Company can sell shares of stock only to: 1) individual licensed veterinarians; or 2) any lawful form of business entity established to deliver veterinary services and/or products in which all medical decisions are made by licensed veterinarians. Additionally, the Company may also sell shares to veterinary practices which are locally operated but owned by a non-local entity. No solo practitioner nor practice with multiple veterinarians may own more than one share and veterinarians involved in a multiple veterinary practice may not own stock if the practice itself already owns one share or if any of that veterinarian's fellow practitioners own a share.

   In the event that a shareholder is no longer qualified to own the Company stock, the shareholder must sell the share of stock back to the Company, which will repurchase the share at the price paid by the shareholder for such share of stock. The Company also has the option to repurchase its stock if a shareholder owes money to the Company and fails to make payments by the due date, for a period of six months after the due date of the debt, at the price the shareholder paid for the stock.


   As a shareholder you are not permitted to sell, assign, or otherwise transfer (including through any pledge or hypothecation) your share of stock except in compliance with the Company's Articles and Bylaws, which permit a sale only back to the Company. The shareholder must give the Company written notice of the proposed sale and the Company will repurchase the share of stock within ninety (90) days of receiving such written notice, at the price paid by the shareholder for such share of stock. The Company must also repurchase the share of stock in the event of the death of a shareholder, at the price the deceased shareholder paid for such share of stock.


   Our Board of Directors is composed of eight (8) shareholders who are elected for 3-year staggered terms from eight geographic districts. Each director's professional practice must be located in the district in which he or she is elected from at the time of the election. Under our Bylaws, our Board of Directors, at its discretion, and no more frequently than annually, may alter the boundaries of each geographic district to more accurately represent an equitable number of shareholders.

   Our Board of Directors is divided into three staggered classes of directors. The appropriate class of directors is elected at each annual meeting of our shareholders. Each director serves a three year term and cannot be re-elected unless that director has been off the Board for at least one year.

   Our Articles of Incorporation may be amended by the affirmative vote of more than 60% of the members of the Board of Directors unless either one of the following is applicable: 1) if half or more of the seats of the Board of Directors are vacant, then 75% or more affirmative vote of the remaining sitting members shall be required; or 2) the Nebraska Business Corporation Act requires otherwise. Under the Nebraska Business Corporation Act, the Board of Directors may adopt the following amendments without shareholder action: 1) to extend the duration of the Company; 2) to delete the names and addresses of the initial directors; 3) to delete the name and address of the initial registered agent or registered office; 4) to change each issued and unissued authorized share of an outstanding class into a greater number of whole shares if the Company has only shares of that class outstanding; 5) to change the Company name by substituting the word corporation, incorporated, company, or limited, or the abbreviation corp., inc., co., or ltd., for a similar word or abbreviation in the name, or by adding, deleting, or changing a geographical attribution for the name; or 6) to make any other change expressly permitted by the Nebraska Business Corporation Act to be made without shareholder action. Otherwise, an amendment must be approved by a majority of shareholder votes entitled to be cast unless the amendment would create dissenters' rights, in which case a two-thirds majority of the votes entitled to be cast on the amendment is required.

   Our Articles and Bylaws prevent a change in control of the Company, as they specifically provide that each shareholder is entitled to own only a single share of stock. Therefore, there is no shareholder that has more than one share or can own more than one share.

                    SHARES ARE NOT ELIGIBLE FOR FUTURE SALE


   As a shareholder you are not permitted to sell, assign, or otherwise transfer (including through any pledge or hypothecation) your share of stock except in compliance with the Company's Articles and Bylaws, which permit a sale only back to the Company. The shareholder must give the Company written notice of the proposed sale and the Company will repurchase the share of stock within ninety (90) days of receiving such written notice, at the price paid by the shareholder for such share of stock. The Company must also repurchase the share of stock in the event of the death of a shareholder, at the price the deceased shareholder paid for such share of stock.

   In the event that a shareholder is no longer qualified to own the Company stock, the shareholder must sell the share of stock back to the Company, which will repurchase the share at the price paid by the shareholder for such share of stock. We also have the option, to repurchase our stock if a shareholder owes money to us and fails to make payments by the due date, for a period of six months after the due date of the debt, at the price the shareholder paid for the stock.

                         SUBSCRIPTION TO COMPANY STOCK

Plan of Distribution

   The Company intends to offer the stock directly by the Company, and no underwriting fees, finder's fees or commissions will be paid in connection with such offers and sales.

Method of Subscribing

   Subscription to the share of Company Common Stock offered hereby may be exercised by completing and signing the attached Subscription Agreement (Exhibit A3) and related Exhibit A documents in accordance with the accompanying Instruction Packet (Exhibit Al) and this Prospectus, and mailing or delivering such Subscription Agreement and related documents together with payment to the Company as designated in the Instruction Packet.

   An investor may choose from three payment plans: (1) one payment for the full $3000 cost of the share; (2) three installments of $1000 each, with the second and third installments due thirty and sixty days after the first installment is paid; and (3) an initial payment of $500 with the $2500 balance paid on a 12 month installment payment schedule with 8% interest. Under the third payment plan, each month the Company will send an invoice to you reflecting the principal and interest of $217.43 due. Payment is due 10 days following the date of such invoice and the Company's stated finance charge is assessed for any payments received thereafter. There is no prepayment penalty. The second and third payment plans are not available to investors located in Nebraska or Louisiana.

   By executing and submitting the Subscription Agreement, each subscriber agrees to be bound by all the terms and conditions thereof.

   All Subscription Agreements are subject to acceptance by the Company and may be rejected by the Company in its sole discretion.

                                 LEGAL MATTERS

   The validity of the shares of common stock being offered by the Company will be passed upon for the Company by Baird, Holm, McEachen, Pedersen, Hamann & Strasheim LLP, which has acted as counsel to the Company in connection with this offering.

                                    EXPERTS

   The financial statements of the Company as of July 31, 1999, July 31, 2000 and July 31, 2001 included in this prospectus have been audited by Marvin E. Jewell & Co., P.C. as stated in the report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

   With respect to the shares of common stock offered hereby, the Company has filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act. As permitted by SEC rules, this prospectus does not contain all of the information set forth in the registration statement and the amendments and exhibits thereto. For further information with respect to the Company and the common stock offered hereby, reference is made to the registration statement and the amendments and exhibits thereto.

   Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of such contract or other document has been filed as an exhibit to the registration statement or subsequent amendments, reference is made to the copy so filed, each such statement being qualified in all respects by such reference. A copy of the registration statement and the amendments and exhibits thereto may be inspected without charge at the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Commission upon the payment of the fees prescribed by the Commission. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

   We intend to provide our shareholders with annual reports containing financial statements audited by an independent accounting firm and make available upon request quarterly reports containing unaudited financial data for the first three quarters of each fiscal year.

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is an offer to sell, or a solicitation of offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.

                         INDEX TO FINANCIAL STATEMENTS



Independent Auditor's Report.........................................................................  F-2

Accountant's Compilation Report......................................................................  F-3

Consolidated Balance Sheet for the three months ended October 31, 2001 and the year ended July 31,
  2001 and Balance Sheet at July 31, 2000............................................................  F-4

Consolidated Statements of Income for the three months ended October 31, 2001 and year ended July 31,
  2001 and Statements of Income at July 31, 2000 and July 31, 1999...................................  F-5

Consolidated Statements of Retained Earnings for the three months ended October 31, 2001 and the year ended July 31, 2001 and Statements of Retained Earnings at July 31, 2000 and July 31, 1999.........  F-6

Consolidated Statements of Cash Flow for the three months ended October 31, 2001 and the year ended
  July 31, 2001 and Statements of Cash Flow at July 31, 2000 and July 31, 1999.......................  F-7

Notes to Financial Statements........................................................................  F-8

Schedule of Operating, General and Administrative Expenses........................................... F-18

                         MARVIN E. JEWELL & CO., P.C.
                    Certified Public Accountants Letterhead


                         Independent Auditor's Report


To the Board of Directors
       Professional Veterinary Products, Ltd.
              Omaha, Nebraska


   We have audited the accompanying consolidated balance sheets of Professional Veterinary Products, Ltd., a Nebraska corporation, and subsidiaries as of July 31, 2001, and the related consolidated statements of income, retained earnings, cash flows and accompanying schedule for the year then ended. We have also audited the balance sheet of Professional Veterinary Products, Ltd. as of July 31, 2000 and 1999, and the related statements of income, retained earnings, cash flows and accompanying schedule for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


   In our opinion, the July 31, 2001 consolidated financial statements referred to above present fairly, in all material respects, the individual and consolidated financial position of Professional Veterinary Products, Ltd. and subsidiaries as of July 31, 2001 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the July 31, 2000 and 1999 financial statements referred to above present fairly, in all material respects, the financial position of Professional Veterinary Products, Ltd. as of July 31, 2000 and 1999, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


                                          /s/ Marvin E. Jewell & Co., P.C.

Lincoln, Nebraska
September 5, 2001

                         MARVIN E. JEWELL & CO., P.C.
                    Certified Public Accountants Letterhead


                        Accountant's Compilation Report


To the Board of Directors
       Professional Veterinary Products, Ltd.
              Omaha, Nebraska


   We have compiled the accompanying consolidated balance sheets of Professional Veterinary Products, Ltd., a Nebraska corporation, and subsidiaries as of October 31, 2001, and the related consolidated statements of income, retained earnings and cash flows for the three months then ended in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.



   A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited the accompanying financial statements and, accordingly, we do not express an opinion or any other form of assurance on them.


                                          /s/ Marvin E. Jewell & Co., P.C.

Lincoln, Nebraska

November 30, 2001

            PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

        Consolidated Balance Sheets--Year Ended July 31, 2001 (audited)


            and the Three Months Ended October 31, 2001 (unaudited)


                    PROFESSIONAL VETERINARY PRODUCTS, LTD.


               Balance Sheet--Year Ended July 31, 2000 (audited)





                                                                                 October 31,   July 31,    July 31,
                                                                                    2001         2001        2000
                                                                                 -----------  ----------  ----------
                                                                                 (Unaudited)
Assets
Current assets:
  Cash.......................................................................... $    53,980     656,821          --
  Accounts receivable, trade, less allowance for doubtful accounts (0)..........  26,000,376  18,273,259  20,635,551
  Accounts receivable, stock....................................................       7,708      29,292      13,542
  Accounts receivable, other....................................................      14,901     128,427     933,116
  Prepaid income taxes..........................................................          --     121,433          --
  Inventory.....................................................................  21,280,363  22,342,323  28,426,707
                                                                                 -----------  ----------  ----------
       Total current assets.....................................................  47,357,328  41,551,555  50,008,916
                                                                                 -----------  ----------  ----------
Property and equipment..........................................................   8,939,577   8,916,402   8,640,410
    Less accumulated depreciation...............................................   1,572,876   1,433,156     896,198
                                                                                 -----------  ----------  ----------
                                                                                   7,366,701   7,483,246   7,744,212
                                                                                 -----------  ----------  ----------
Other assets:
  Organization expense less accumulated amortization $64,337
   (October 31, 2001), $60,556 (July 31, 2001), $45,444 (2000)..................     162,463     166,242     181,354
  Loan origination fee less accumulated amortization $5,333 (October 31, 2001),
   $4,833 (July 31, 2001), $2,833 (2000)........................................      14,667      15,167      17,167
  Trademark, less accumulated amortization $1,056 (October 31, 2001) $972
   (July 31, 2001), $639 (2000).................................................       3,944       4,028       4,361
  Investments...................................................................   1,643,850   1,643,850   1,643,850
  Cash value life insurance.....................................................      32,379      32,379      30,077
  Deferred income tax asset.....................................................          --          --       5,966
                                                                                 -----------  ----------  ----------
                                                                                   1,857,303   1,861,666   1,882,775
                                                                                 -----------  ----------  ----------
                                                                                 $56,581,332  50,896,467  59,635,903
                                                                                 ===========  ==========  ==========
Liabilities and Stockholders' Equity

Current liabilities:
  Bank overdraft................................................................ $ 1,277,407          --     398,914
                                                                                 -----------  ----------  ----------
  Notes payable, bank...........................................................   7,958,024   4,293,713   8,216,400
  Current portion of long-term debt.............................................     465,422     455,924     419,603
  Accounts payable, trade.......................................................  33,576,030  32,484,688  37,235,692
  Accrued interest..............................................................      70,208      64,505     110,611
  Accrued expenses..............................................................     175,539     585,224     525,505
  Accrued wages.................................................................     343,198     541,289     611,097
  Accrued profit-sharing........................................................          --     341,207     347,861
  Accrued income taxes..........................................................     138,040          --     231,933
  Deferred income tax liability.................................................     101,910      93,959          --
                                                                                 -----------  ----------  ----------
       Total current liabilities................................................  44,105,778  38,860,509  48,097,616
                                                                                 -----------  ----------  ----------
Long-term debt..................................................................   5,447,813   5,565,035   6,013,631
                                                                                 -----------  ----------  ----------

Stockholders' equity:
  Common stock, $1 par value per share. Authorized 30,000 shares;issued and outstanding 1,546 (October 31, 2001), 1,534 shares (July 31, 2001), 1,381
   shares (2000)................................................................       1,546       1,534       1,381
  Paid-in capital...............................................................   4,565,454   4,529,466   4,070,619
  Accounts receivable, stock....................................................     (46,876)    (85,584)    (64,167)
  Retained earnings.............................................................   2,507,617   2,025,507   1,516,823
                                                                                 -----------  ----------  ----------
                                                                                   7,027,741   6,470,923   5,524,656
                                                                                 -----------  ----------  ----------
                                                                                 $56,581,332  50,896,467  59,635,903
                                                                                 ===========  ==========  ==========



See accompanying notes to financial statements and independent auditor's report.

            PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

     Consolidated Statements of Income--Year Ended July 31, 2001 (audited)


            and the Three Months Ended October 31, 2001 (unaudited)


                    PROFESSIONAL VETERINARY PRODUCTS, LTD.


      Statements of Income--Years Ended July 31, 2000 and 1999 (audited)





                                                      Amount                                        Percentage
                                --------------------------------------------------  -----------------------------------------
                                October 31,   July 31,     July 31,     July 31,    October 31,  July 31,  July 31,  July 31,
                                   2001         2001         2000         1999         2001        2001      2000      1999
                                -----------  -----------  -----------  -----------  -----------  --------  --------  --------
                                (Unaudited)                                         (Unaudited)
Revenues:
Net Sale.......................  58,501,500  195,974,134  174,791,078  118,760,595        98.19     98.31     97.90     97.14
Shipping.......................      41,965      168,747      119,373      101,435         0.07       .08       .07       .08
Commissions....................     488,004    1,332,578    1,325,276    1,630,808         0.82       .67       .74      1.33
Sales promotion................     425,897    1,817,234    2,272,181    1,716,677         0.71       .91      1.27      1.41
Annual meeting
 reimbursement.................          --           --           --       16,609           --        --        --       .02
Contracted services............      16,875        5,625           --           --         0.03       .01        --        --
Miscellaneous..................     104,158       42,343       39,245       27,076         0.18       .02       .02       .02
                                -----------  -----------  -----------  -----------       ------    ------    ------    ------
                                 59,578,399  199,340,661  178,547,153  122,253,200       100.00    100.00    100.00    100.00
                                -----------  -----------  -----------  -----------       ------    ------    ------    ------
Cost of sales:
Net purchases..................  56,169,738  186,486,057  168,625,655  114,061,177        94.28     93.55     94.45     93.30
Freight out....................   1,398,848    4,739,125    3,627,670    2,451,266         2.35      2.38      2.03      2.00
Less vendor rebates............  (2,752,296)  (9,564,763) (10,319,150)  (4,636,570)       (4.62)    (4.80)    (5.78)    (3.79)
                                -----------  -----------  -----------  -----------       ------    ------    ------    ------
                                 54,816,290  181,660,419  161,934,175  111,875,873        92.01     91.13     90.70     91.51
                                -----------  -----------  -----------  -----------       ------    ------    ------    ------
Gross profit...................   4,762,109   17,680,242   16,612,978   10,377,327         7.99      8.87      9.30      8.49
Operating, general and
 administrative expenses
 (Schedule)....................   3,931,871   16,360,464   15,202,927   10,366,843         6.60      8.21      8.51      8.48
                                -----------  -----------  -----------  -----------       ------    ------    ------    ------
Operating income...............     830,238    1,319,778    1,410,051       10,484         1.39       .66       .79       .01
                                -----------  -----------  -----------  -----------       ------    ------    ------    ------
Other income (expense):
Interest income................     117,276      504,436      372,795      249,143         0.20       .25       .21       .20
Interest expense...............    (194,728)  (1,006,078)    (862,420)    (263,198)       (0.33)     (.50)     (.49)     (.22)
Gain (loss) on sale of property
 and equipment.................          --       (2,560)     (43,460)     237,212           --        --      (.02)      .20
                                -----------  -----------  -----------  -----------       ------    ------    ------    ------
                                    (77,452)    (504,202)    (533,085)     223,157        (0.13)     (.25)     (.30)      .18
                                -----------  -----------  -----------  -----------       ------    ------    ------    ------
Income before taxes............     752,786      815,576      876,966      233,641         1.26       .41       .49       .19
Income taxes...................     270,676      306,892      320,367       92,907         0.45       .15       .18       .08
Net income..................... $   482,110      508,684      556,599      140,734         0.81       .26       .31       .11
                                ===========  ===========  ===========  ===========       ======    ======    ======    ======
Net earnings per share of
 common stock.................. $    313.87       351.54       437.92       128.52
                                ===========  ===========  ===========  ===========



See accompanying notes to financial statements and independent auditor's report.

            PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

Consolidated Statements of Retained Earnings--Year Ended July 31, 2001 (audited)


            and the Three Months Ended October 31, 2001 (unaudited)


                    PROFESSIONAL VETERINARY PRODUCTS, LTD.


Statements of Retained Earnings--Years Ended July 31, 2000, 1999, 1998 and 1997
                                   (audited)





                                               Additional             Accounts      Total
                                        Common  Paid-In    Retained  Receivable Stockholders'
                                        Stock   Capital    Earnings    Stock       Equity
-                                       ------ ----------  --------- ---------- -------------
Balance at 7/31/96.....................   906  $2,644,094    671,917       --     3,316,917
Issuance of stock......................    92     275,908         --       --       276,000
Redemption of stock....................   (32)    (95,968)        --       --       (96,000)
Net Income.............................    --          --     46,030        -        46,030
                                        -----  ----------  ---------  -------     ---------

Balance at 7/31/97.....................   966   2,824,034    717,947       --     3,542,947
Issuance of stock......................   100     299,900         --       --       300,000
Redemption of Stock....................   (18)    (52,982)        --       --       (53,000)
Net Income.............................    --          --    101,543       --       101,543
                                        -----  ----------  ---------  -------     ---------

Balance at 7/31/98..................... 1,048   3,070,952    819,490       --     3,891,490
Issuance of stock......................   157     470,843         --       --       471,000
Redemption of stock....................   (17)    (49,983)        --       --       (50,000)
Net Income.............................    --          --    140,734       --       140,734
                                        -----  ----------  ---------  -------     ---------

Balance at 7/31/99..................... 1,188   3,491,812    960,224       --     4,453,224
Issuance of stock......................   211     632,789         --       --       633,000
Redemption of stock....................   (18)    (53,982)        --       --       (54,000)
Accounts receivable stock..............    --          --         --  (64,167)      (64,167)
Net Income.............................    --          --    556,599       --       556,599
                                        -----  ----------  ---------  -------     ---------

Balance at 7/31/00..................... 1,381   4,070,619  1,516,823  (64,167)    5,524,656
Issuance of stock......................   172     515,828         --       --       516,000
Redemption of stock....................   (19)    (56,981)        --       --       (57,000)
Net change in accounts receivable stock    --          --         --  (21,417)      (21,417)
Net Income.............................    --          --    508,684       --       508,684
                                        -----  ----------  ---------  -------     ---------

Balance at 7/31/01..................... 1,534   4,529,466  2,025,507  (85,584)    6,470,923
Issuance of stock......................    22      65,978         --       --        66,000
Redemption of stock....................   (10)    (29,990)        --       --       (66,000)
Net change in accounts receivable stock    --          --         --  (38,708)      (38,708)
Net Income.............................    --          --    482,110       --       428,110
                                        -----  ----------  ---------  -------     ---------

Balance at 10/31/01.................... 1,546  $4,565,454  2,507,617  (46,876)    7,027,741
                                        =====  ==========  =========  =======     =========


See accompanying notes to financial statements and independent auditor's report.

            PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

   Consolidated Statements of Cash Flow--Year Ended July 31, 2001 (audited)


            and the Three Months Ended October 31, 2001 (unaudited)


                    PROFESSIONAL VETERINARY PRODUCTS, LTD.


     Statements of Cash Flow--Years Ended July 31, 2000 and 1999 (audited)



                                                    October 31, 2001 July 31, 2001 July 31, 2000 July 31, 1999
                                                    ---------------- ------------- ------------- -------------
                                                      (Unaudited)
Cash flows from operating activities:
Net income.........................................   $   482,110        508,684        556,599      140,734
 Adjustments to reconcile net income to net cash
   provided (used) by operating activities:
     Depreciation and amortization.................       144,083        562,956        443,108      287,814
     Gain (loss) on sale of property...............            --          2,560         43,460     (237,212)
     Adjustments for working capital changes:
       (Increases) decrease in:
          Receivables..............................    (7,340,256)     3,129,185    (10,430,441)  (6,631,793)
          Inventories..............................     1,061,959      6,084,384    (15,839,475)     418,081
          Cash value life insurance................            --         (2,302)       (30,077)          --
          Deferred income tax......................         7,951         99,925         (5,966)          --
     Increase (decrease) in:
       Accounts payable............................       878,300     (4,751,004)    19,058,909    7,736,566
       Accrued expenses............................      (943,280)       (62,849)       298,074      173,766
       Income taxes payable........................       259,473       (353,366)       214,026      (24,533)
                                                      -----------     ----------    -----------   ----------
       Total adjustments...........................    (5,931,770)     4,710,119     (6,248,382)   1,722,679
                                                    -                 ----------    -----------   ----------
     Net cash provided (used) by operating
       activities..................................    (5,449,660)     5,218,803     (5,691,783)   1,863,413
Cash flows from investing activities:
 Purchase of property and equipment................       (23,175)      (287,106)    (5,292,415)  (2,762,815)
                                                      -----------     ----------    -----------   ----------
 Purchase of trademark.............................            --             --             --       (5,000)
 Purchase of investments...........................            --             --     (1,500,000)    (143,850)
 Proceeds from sale of property....................            --             --        115,417    1,878,222
                                                      -----------     ----------    -----------   ----------
     Net cash provided (used) by investing
       activities..................................       (23,175)      (287,106)    (6,676,998)  (1,033,433)
Cash flows from financing activities:
 Net loan proceeds (reduction).....................     3,556,587     (4,334,962)    10,236,396    1,012,731
 Net proceeds from issuance of common stock........        36,000        459,000        640,792      359,833
                                                      -----------     ----------    -----------   ----------
Net cash provided (used) by financing activities...     3,592,587     (3,875,962)    10,877,188    1,372,564
                                                      -----------     ----------    -----------   ----------
 Net increase (decrease) in cash...................    (1,880,248)     1,055,735     (1,491,593)   2,202,534
 Cash (deficit) at beginning of year...............       656,821       (398,914)     1,092,679   (1,109,855)
                                                      -----------     ----------    -----------   ----------
 Cash (deficit) at end of year.....................    (1,223,427)       656,821       (398,914)   1,092,679
                                                      ===========     ==========    ===========   ==========
Supplementary disclosures of cash flow information:
       Interest paid...............................       189,025      1,052,184        774,421      257,725
                                                      ===========     ==========    ===========   ==========
       Income taxes paid...........................   $     3,252        560,333        106,162      117,440
                                                      ===========     ==========    ===========   ==========


     See accompanying notes to financial statements and independent auditor's report.

            PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

          Notes to Consolidated Financial Statements - July 31, 2001


                                      and


                    PROFESSIONAL VETERINARY PRODUCTS, LTD.


                 Notes to Financial Statements - July 31, 2000



(1) Organization and summary of significant accounting policies:


Organization:

Professional Veterinary Products, Ltd. was incorporated in the State of
             Missouri in 1982. The corporation was domesticated in Nebraska on September 22, 1999. The corporation was formed to buy, sell and warehouse pharmaceuticals and other veterinary related items. The purpose of the corporation is to act as a wholesale distributor primarily to shareholders. Shareholders are limited to the ownership of one share of stock and must be a licensed veterinarian or business entity comprised of licensed veterinarians.

 Exact Logistics, LLC was organized in the State of Nebraska on December 6,
       2000. The limited liability company is 100% owned by Professional Veterinary Products, Ltd. The purpose of the LLC is to act as a logistics partner to warehouse and ship products to other animal health distributors.

       ProConn, LLC was organized in the State of Nebraska on December 6, 2000. The limited liability company is 100% owned by Professional Veterinary Products, Ltd. The purpose of the LLC is to act as a supplier of animal health products to the producer or consumer.

       Professional Veterinary Products, Ltd., Exact Logistics, LLC and ProConn, LLC are presented as combined financial statements because they are related through common ownership and control. Their accounting policies follow generally accepted accounting principles and conform to the common practices of the industry in which they are engaged. Exact Logistics, LLC and ProConn, LLC are single member limited liability companies with Professional Veterinary Products, Ltd. as their only corporate member. They have elected to be treated as an unincorporated branch of the parent entity for financial and income tax purposes. All income taxes of the unincorporated branches are reflected and are the responsibility of the parent entity.

Summary of significant accounting policies:

      (a) Basis of accounting:
            The corporation uses the accrual method of accounting for consolidating financial statement and income tax purposes.

      (b) Consolidation policy:
            These financial statements include the accounts of Professional Veterinary Products, Ltd. and its single-member limited liability companies Exact Logistics, LLC and ProConn, LLC. All material intercompany accounts and transactions have been eliminated.

      (c) Concentration of cash balances:
            The Company's cash funds are located in a single financial institution. The amount on deposit at July 31, 2001 and 2000 exceeded the $100,000 federally insured limit.

      (d) Accounts receivable:
            Management considers accounts receivable to be fully collectible, accordingly, no allowance for doubtful accounts is required.



See independent auditor's report.

            PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

           Notes to Consolidated Financial Statements--July 31, 2001


                                      and


                    PROFESSIONAL VETERINARY PRODUCTS, LTD.


           Notes to Financial Statements--July 31, 2000 (continued)



(1) Summary of significant accounting policies (continued):



   (d) Accounts receivable (continued):



Accounts receivable arising from stock sales is presented as a deduction from stockholders' equity to the extent the receivable was not paid in cash prior to the date of the reports. Amounts paid prior are presented as the asset Accounts receivable, stock. Summary of breakdown:



                                                                    2001     2000
                                                                  --------  -------
Total accounts receivable, stock................................. $114,876   77,709
 Accounts receivable, stock (asset) - paid prior to report dates:
     September 5, 2001...........................................  (29,292)      --
     September 20, 2000..........................................       --  (13,542)
                                                                  --------  -------
 Accounts receivable, stock
   (deduction from stockholders' equity)......................... $ 85,584   64,167
                                                                  ========  =======


   (e) Inventory:


Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method of valuation. All products included in inventory are finished goods held for resale.

   (f) Property and equipment and depreciation:


Property and equipment are stated at cost. When an asset is sold or retired, its cost and related accumulated depreciation is eliminated from both the asset and the accumulated depreciation accounts respectively and resulting gains or losses are included in income. Major additions are capitalized and depreciated over their estimated useful lives. For financial reporting purposes, the Company uses the straight-line method and for income tax purposes, the Company uses the accelerated depreciation method. Estimated useful lives for financial purposes are as follows:





              Building.................                  40 years
              Furniture, Fixtures and
                Equipment..............                   7 years
              Computer Equipment.......                   5 years
              Software.................                   3 years



Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.




   (g) Cash and cash equivalents:




      The corporation considers all highly liquidinvestments with a maturity of three months or less when purchased to be cash equivalents.


                       See independent auditor's report.

            PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

          Notes to Consolidated Financial Statements - July 31, 2001


                                      and


                    PROFESSIONAL VETERINARY PRODUCTS, LTD.


           Notes to Financial Statements - July 31, 2000 (continued)

(1) Summary of significant accounting policies (continued):

   (h) Amortization:

Organizational costs are being amortized over sixty months on a straight-line basis.

Financing costs are being amortized over the term of the note on a straight-line basis. This amortization is included in interest expense in the income statement.

      The intangible costs are being amortized over fifteen years on a straight-line basis.


       We will expense the organizational costs and report as the cumulative effect of a change in accounting principle for the year ending July 31, 2002. Restatement of previously issued financial statements is not permitted per paragraph 21 of SOP 98-5.


   (i) Use of estimates:

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.
          Accordingly, actual results could differ from those estimates.

   (j) Income taxes:

   Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences related primarily to depreciable assets (use of difference depreciation methods and lives for financial statement and income tax purposes), and Uniform Capitalization Rules Code Sec. 263A (capitalization of direct and indirect costs associated with resale activities). The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses and tax credits that are available to offset future taxable income.

    Exact Logistics, LLC and ProConn, LLC are single member limited liability companies with Professional Veterinary Products, Ltd. as their only corporate member. They have elected to be treated as an unincorporated branch of the parent entity for income tax purposes. All income taxes of the unincorporated branches are reflected and are the responsibility of the parent entity.




   (k) Revenue Recognition:



 Revenue is recognized when products are shipped to customers. Invoices accompany the shipment. The Company sells animal health products which constitutes all of its gross sales.



   Sales promotion revenue is money paid to the Company by various manufacturers to promote their products. The promotions are created by the manufacturer and passed on to the consumer by the Company. Sales promotion costs deducted on the Schedule of Operating, General and Administrative Expenses are those related to the sales promotion revenue included in revenue on the Statement of Income.



Advertising and marketing costs are expensed when the costs are incurred.

See independent auditor's report.

            PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

           Notes to Consolidated Financial Statements--July 31, 2001


                                      and


                    PROFESSIONAL VETERINARY PRODUCTS, LTD.


           Notes to Financial Statements--July 31, 2000 (continued)



(1) Summary of significant accounting policies (continued):





   (l) Assets - Recognition and Measurement of Impairment


        The Company policy is to recognize an impairment loss in accordance with SFAS 121 if the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of asset. The Company reviews long-lived assets and identifiable intangibles to be held and used for impairment whenever events or changes in circumstances indicated that the carrying amount of an asset may not be recoverable. An impairment loss recognized would be measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. No current impairment exists and none have been recognized.



(2) Rebates:



     For the fiscal year ended July 31, the Company netted rebates due to stockholders against accounts receivable. The Company offset accounts receivable for overcharges on sales in excess of an agreed to profit margin of 5% as follows:


                                              2001         2000
                                           -----------  ----------
            Accounts Receivable........... $23,140,929  26,749,894
             Less Rebates.................  (4,867,670) (6,114,343)
                                           -----------  ----------
               Accounts Receivable, trade. $18,273,259  20,635,551
                                           ===========  ==========


   Net sales reported on the Statement of Income have been reduced by rebates as follows:


                                      2001         2000
                                  ------------  -----------
                    Gross Sales.. $200,841,804  180,905,421
                     Less Rebates   (4,867,670)  (6,114,343)
                                  ------------  -----------
                     Net Sales... $195,974,134  174,791,078
                                  ============  ===========



Rebates are paid in the form of credits against future purchases, never in cash.



                       See independent auditor's report.

            PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

          Notes to Consolidated Financial Statements - July 31, 2001


                                      and


                    PROFESSIONAL VETERINARY PRODUCTS, LTD.


           Notes to Financial Statements - July 31, 2000 (continued)


(3) Property and equipment:


                                                    Book Value
                                   Accumulated  -------------------
                           Cost    Depreciation   2001      2000
                        ---------- ------------ --------- ---------
             Land...... $  953,780         --     953,780   953,780
             Buildings.  4,715,527    196,064   4,519,463 4,637,352
             Equipment.  3,247,095  1,237,092   2,010,003 2,153,080
                        ----------  ---------   --------- ---------
                        $8,916,402  1,433,156   7,483,246 7,744,212
                        ==========  =========   ========= =========


(4) Investments - Non Marketable:

     The Company has invested in AAHA Services Corp., of which they own 20%. The remaining 80% is owned by American Animal Hospital Association (AAHA). AAHA operates AAHA Services Corp. without regard to the views of Professional Veterinary Products, Ltd. The investment is, therefore, carried at cost.

     The Company has invested in Agri-Laboratories, Ltd., of which they own less than 5%. The investment is carried at cost.


                                                   2001      2000
                                                ---------- ---------
           Investment in AAHA Services Corp.... $1,500,000 1,500,000
           Investment in Agri-Laboratories, Ltd    143,850   143,850
                                                ---------- ---------
                                                $1,643,850   143,850
                                                ========== =========


(5) Cash Surrender value of life insurance:

     The Company owns insurance policies on the Chief Executive Officer. The total face value of the policies on the life of the Chief Executive
         Officer was $ 375,000 at July 31, 2001.


(6) The Company is authorized to issue 30,000 shares of common stock with a par value of $1.00. Issued and outstanding were 1,534 shares at July 31, 2001 and 1,381 shares at July 31, 2000. Holders of common stock are entitled to
    a) one vote for each share held on matters submitted to a vote of stockholders, b) a ratable share of dividends declared and c) in the event of liquidation or dissolution, a ratable share of earnings after liabilities. Shareholders are not permitted to dispose of their stock except by a sale back to the Company. The shareholder must give the Company written notice of the proposed sale and the Company must redeem for cash the share of stock within ninety days of receiving such notice, at the price the shareholder paid for the share.


See independent auditor's report.

            PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

          Notes to Consolidated Financial Statements - July 31, 2001

                                      and

                    PROFESSIONAL VETERINARY PRODUCTS, LTD.


           Notes to Financial Statements - July 31, 2000 (continued)

(7) Income taxes:

   The company's total noncurrent deferred tax asset and noncurrent deferred tax liabilities at July 31 are as follows (computed at the statutory rate 34%):


                                                     2001      2000
                                                   ---------  -------
         Noncurrent deferred tax asset -
          Inventory overhead costs
            capitalized for tax purposes.......... $  37,400   47,600

         Noncurrent deferred tax liability -
           Accumulated depreciation...............  (131,359) (41,634)
                                                   ---------  -------

         Net noncurrent deferred tax asset
           per financials.........................   (93,959)   5,966

         Prior year deferred tax asset (liability)     5,966       --
                                                   ---------  -------

         Deferred tax expense.....................    99,925   (5,966)

         Taxes currently payable..................   255,503  326,333
                                                   ---------  -------

         Income tax provision per financials...... $ 355,428  320,367
                                                   ---------  -------


(8) Long-term debt:


                                                     2001       2000
                                                  ----------  ---------
        Note payable, bank, 7.42% interest....... $3,860,284  3,950,442
        Note payable, bank, 9.10% interest.......  1,115,150  1,192,534
        Note payable, bank, 8.66% interest.......  1,045,525  1,290,258
                                                  ----------  ---------
                                                   6,020,959  6,433,234
        Less current portion due within one year.   (455,924)  (419,603)
                                                  ----------  ---------
                                                  $5,565,035  6,013,631
                                                  ==========  =========


    Note payable, bank, 7.42% interest:
 Monthly installments of principal and interest of $32,028 commencing January 1, 2000 with a final installment and entire unpaid principal balance due on
         June 1, 2009. Loan is collateralized by land and building.

    Note payable, bank, 9.10% interest:
 Monthly installments of principal and interest of $15,352 commencing July 1, 2000 with a final installment and entire unpaid principal balance due on May
         1, 2010. Loan is collateralized by land and building.

    Note payable, bank, 8.66% interest:
 Monthly installments of principal and interest of $29,032 commencing February 1, 2000 with a final installment and entire unpaid principal balance due on
         January 1, 2005. Loan is collateralized by all business assets.

See independent auditor's report.

            PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES


          Notes to Consolidated Financial Statements - July 31, 2001


                                      and


                    PROFESSIONAL VETERINARY PRODUCTS, LTD.


           Notes to Financial Statements - July 31, 2000 (continued)






(8) Long-term debt: (continued)

   Total yearly payments of long-term debt are due as follows:


                      Note Payable Note Payable Note Payable
                      bank, 7.42%  bank, 9.10%  bank, 8.66%
                        Interest     Interest     Interest     Total
                      ------------ ------------ ------------ ---------
          2002.......  $  101,306      86,288      268,330     455,924
          2003.......     109,084      94,477      292,512     496,073
          2004.......     117,459     103,442      318,873     539,774
          2005.......     126,477     113,258      165,810     405,545
          2006.......     136,188     124,005           --     260,193
          2007 - 2020   3,269,770     593,680           --   3,863,450
                       ----------   ---------    ---------   ---------
                       $3,860,284   1,115,150    1,045,525   6,020,959
                       ==========   =========    =========   =========


   The maximum amount available on the revolving line of credit is $15,000,000. The balances due on this line of credit were $4,293,713 and $8,216,400 for 2001 and 2000 respectively. The interest rate as of July 31 was 6.50% (2001) and 9.25% (2000), or .25% under the Index.

   All the above loan agreements are with US Bank. These loans are collateralized by substantially all of the assets of the Company.

   These loans agreements contain certain covenants to related financial ratios. Covenants relating interest bearing debt to tangible net worth were waived by the bank for July 31, 2000. The covenants were met for July 31, 2001.

(9) Commitments and contingent liabilities - leases:

   On February 18, 1998, the company entered into a lease with Nebraska Leasing Services, Inc. for the purpose of leasing a truck. The lease minimum rentals were $451 per month for a term of 36 months with a final rental installment of $12,000. The lease expired January 18, 2001.

   On July 28, 1997, the company entered into a lease with IBM Credit Corporation for the purpose of leasing related computer hardware. The lease minimum rentals are $6,541 per month. The lease expires July 30, 2002.

   On August 14, 1998, the company entered into a lease with IBM Credit Corporation for the purpose of leasing related computer hardware. The lease minimum rentals are $3,107 per month for a term of 48 months. The lease expires August 14, 2002.

   On August 31, 1999, the company entered into a lease with IOS Capital for the purpose of leasing four copiers. The lease minimum rentals are $1,216 per month for a term of 48 months. The lease expires August 31, 2003.

See independent auditor's report.

            PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

          Notes to Consolidated Financial Statements - July 31, 2001


                                      and


                    PROFESSIONAL VETERINARY PRODUCTS, LTD.






(9) Commitments and contingent liabilities - leases: (continued)

   On September 1, 1999, the company entered into a lease with US Bancorp for the purpose of leasing two forklifts. The lease minimum rentals are $1,189 per month for a term of 48 months. The lease expires August 1, 2003.

   On October 7, 1999, the company entered into a lease with Neopost Leasing for the purpose of leasing a postage meter. The lease minimum rentals are $687 per quarter for a term of 5 years. The lease expires February 7, 2005.

   On October 10, 1999, the company entered into a lease with US Bancorp for the purpose of leasing 50 scanners. The lease minimum rentals are $6,225 per month for a term of 36 months. The lease expires September 10, 2002.

   On November 10, 1999, the company entered into a lease with U.S. Bancorp Leasing & Financial for the purpose of leasing a floor scrubber. The lease minimum rentals are $306 per month for a term of 48 months. The lease expires October 10, 2003.

   On November 30, 1999, the company entered into a lease with IBM Credit Corporation for the purpose of leasing IBM maintenance. The lease minimum lease payments are $1,675 per month for a term of 36 months. The lease expires November 30, 2002.

   On November 30, 1999, the company entered into a lease with IOS Capital for the purpose of leasing related copier parts. The lease minimum rentals are $164 per month for a term of 60 months. The lease expires November 30, 2004.

   On February 15, 2000, the company entered into a lease with Chrysler Financial Company, LLC for the purpose of leasing a van. The lease minimum lease payments are $416 per month for a term of 36 months. The lease expires February 15, 2003.

   On March 6, 2000, the company entered into a lease with IBM Credit Corp for the purpose of leasing computer hardware. The lease minimum rentals are $6,193 per month for a term of 36 months. The lease expires February 6, 2003.

   On March 1, 2000, the company entered into a lease with P & L Capital Corp for the purpose of leasing 11 laptop computers. The lease minimum rentals are $1,627 per month for a term of 24 months. The lease expires February 1, 2002.
   On April 27, 2000, the company entered into a lease with Chrysler Financial Company, LLC for the purpose of leasing a vehicle. The lease minimum rentals are $669 per month for a term of 36 months. The lease expires April 27, 2003. On October 1, 2000, the company entered into a lease with US Bancorp Leasing for the purpose of leasing five forklifts. The lease minimum rentals are $2,572 per month for a term of 60 months. The lease expires September 1, 2005.
   See independent auditor's report.

            PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES


           Notes to Consolidated Financial Statements--July 31, 2001


                                      and


                    PROFESSIONAL VETERINARY PRODUCTS, LTD.


           Notes to Financial Statements--July 31, 2000 (continued)




(9) Commitments and contingent liabilities--leases: (continued)




     On January 23, 2001, the company entered into a lease with P & L Capital Corp., Inc. for the purpose of leasing three Dell laptop computers. The lease minimum rentals are $394 per month for a term of 24 months. The lease expires January 1, 2003.
     On April 17, 2001, the company entered into a lease with P & L Capital Corp., Inc. for the purpose of leasing one Dell laptop computer. The lease minimum rentals are $129 per month for a term of 24 months. The lease expires April 17, 2003.
     Minimum future obligations on operating leases in effect on July 31, 2001 are:


                      Period ended July 31, 2002 $384,470
                      Period ended July 31, 2003  146,140
                      Period ended July 31, 2004   38,935
                      Period ended July 31, 2005   33,577
                      Period ended July 31, 2006    5,143
                                                 --------
                                                 $608,265
                                                 ========



     The Company is required by its Articles of Incorporation to repurchase stock within 90 days of receiving written notice from the shareholder requesting a redemption of their stock. The redemption price is the price paid by the shareholder for such share of stock. Therefore, the Company is contingently liable in the amount of $4.5 million as of July 31, 2001.





(10)   Transactions between Board of Directors, key employees and the company.


     Professional Veterinary Products, Ltd. had sales to the Board of Directors and key employees for the period ended July 31 as follows:

                                                  2001      2000
                                               ---------- ---------
             Members of the Board of Directors $2,856,581 3,237,383
             Key employees....................      2,505     9,172
                                               ---------- ---------
                                               $2,859,086 3,246,555
                                               ========== =========

     See independent auditor's report.


(11)   Profit-sharing and 401-K retirement plans:


     The Company provides a non-contributory profit-sharing plan covering all full-time employees who qualify as to age and length of service. It has been the Company's policy to make contributions to the plan as provided annually by the Board of Directors. The total provision for the contribution to the plan was $341,207 for 2001 and $347,861 for 2000.

     The Company also provides a contributory 401-K retirement plan covering all full-time employees who qualify as to age and length of service. It is the Company's policy to match a maximum 15% employee contribution with a 3% contribution. The total provision to the plan was $142,227 and $114,593 for the period ended July 31, 2001 and 2000, respectively.

            PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

          Notes to Consolidated Financial Statements - July 31, 2001


                                      and




                    PROFESSIONAL VETERINARY PRODUCTS, LTD.


           Notes to Financial Statements - July 31, 2000 (continued)





(12)   Segment Information:



     Description of the types of products and services from which each reportable segment derives its revenues.


       The Company and subsidiaries have one reportable segment which is animal health related items. This segment buys, sells and warehouses these items.



     Measurement of segment profit or loss and segment assets.


       The accounting policies of the segment are the same as those described in the summary of significant accounting policies. The Company and subsidiaries evaluate performance based on profit or loss from operations before income taxes not including nonrecurring gains and losses.



     Factors management used to identify the enterprise's reportable segments.


       The Company and subsidiaries do not have separate strategic business units that offer different products or services.



     Information about major customers.


       The Company and subsidiaries do not receive over 10% of revenues from any single external customer.





See independent auditor's report.

            PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES


Consolidated Schedule of Operating, General and Administrative Expenses - July
                                   31, 2001


                                      and


Schedule of Operating, General and Administrative Expenses - July 31, 2000 and
                                     1999


                                                     Amount                     Percent
                                        --------------------------------- --------------------
                                              Years Ended July 31,        Years Ended July 31,
                                        --------------------------------- --------------------
                                           2001        2000       1999    2001   2000   1999
                                        ----------- ---------- ----------  ----   ----   ----
Salaries...............................   7,416,707  6,646,651  4,745,347 3.72   3.72   3.88
Directors' fees........................      53,375     47,750     34,250  .03    .03    .03
Annual meeting.........................          --     13,980     44,940   --    .01    .04
Convention and seminars................     124,193     84,293     89,557  .06    .05    .07
Insurance..............................     753,353    554,694    393,077  .38    .31    .32
Life Insurance.........................      21,356     12,065     15,681  .01    .01    .01
Office supplies and expense............     597,630    835,752    325,345  .30    .47    .27
Operating supplies.....................   1,093,316  1,126,498    815,023  .55    .63    .67
Equipment rent.........................     387,699    356,213    234,983  .19    .20    .19
Telephone..............................     213,978    285,714    212,562  .11    .16    .17
Utilities..............................     105,964     91,524     50,988  .05    .05    .04
Accounting fees........................      48,170     43,451     33,330  .02    .02    .03
Legal fees.............................     110,363    100,089     94,326  .06    .06    .08
Taxes, payroll.........................     540,211    437,242    316,736  .27    .24    .26
Taxes, general.........................     235,051    150,433     51,397  .12    .08    .04
Repairs and maintenance................     143,369    373,436    252,345  .07    .21    .21
Depreciation...........................     545,509    425,653    269,760  .27    .24    .22
Amortization...........................      15,447     15,453     15,440  .01    .01    .01
Contract labor.........................     114,379    125,237     23,515  .06    .07    .02
Advertising............................       9,414      9,050      5,754   --    .01    .01
Postage................................      96,660     71,671     71,671  .05    .04    .04
Travel and promotion...................     498,346    393,054    347,062  .25    .22    .28
Dues and subscriptions.................      22,147     41,377     26,014  .01    .02    .02
Profit sharing and pension contribution     483,434    462,454    330,887  .24    .26    .27
Sales promotion........................   1,374,787  1,522,922    993,836  .69    .85    .81
Bank fees..............................     909,248    587,184    402,980  .46    .33    .33
Equipment maintenance..................     100,566    217,533     52,227  .05    .11    .04
Bad debts..............................      14,172     14,586      3,784  .01    .01    .01
Miscellaneous..........................     331,620    156,968    134,352  .17    .09    .11
                                        ----------- ---------- ----------  ----   ----   ----
                                        $16,360,464 15,202,927 10,366,843 8.21   8.51   8.48
                                        =========== ========== ==========  ====   ====   ====


See accompanying notes to financial statements and independent auditor's report.

                                  EXHIBIT A1

                          INSTRUCTIONS TO SUBSCRIBERS

   Qualified persons wishing to subscribe for one share of Common Stock (the "Stock"), par value $1.00, of Professional Veterinary Products, Ltd. (the "Company"), are required to complete the documents in this Subscription Booklet. PLEASE DO NOT REMOVE ANY OF THE DOCU-MENTS. An addi-tional copy of the documents in this Subscription Booklet will be delivered to you.

   1. Purchaser Questionnaire. (Exhibit A2) Please provide all information requested on the Purchaser Questionnaire.

   2. Subscription Agreement. (Exhibit A3) Please complete the Subscription Agreement in the following manner:

      a. Complete the appropriate signature page.

      b. If the subscriber is a partnership, corporation, or other business entity the appropriate signature page in the Subscription Agreement should be completed. Special procedures are required for execution and additional documentation may be required as set forth in the Subscription Agreement.

   3. Delivery Instructions. After you have completed the Purchaser Questionnaire and Subscription Agreement, please deliver or mail this entire Subscription Booklet to:

      Professional Veterinary Products, Ltd.
      10077 South 134th Street
      Omaha, Nebraska 68138

      Attn: Amy Rodecker



   If you have any questions concerning completion of the documentation, please call Amy Rodecker at (402) 331-4440.

                                  EXHIBIT A2

                            PURCHASER QUESTIONNAIRE

1. The Name of the Practice is: ___________________________________________.

2. The Practice is a: __ Sole Proprietorship; __ Partnership; ______ Corporation

3. If the Practice is a Sole Proprietorship, the Doctor's name is: ________.

4. If the Practice is a Partnership, the partners names are: _______________

    _____________________________________________________________________.
5. If the Practice is a Partnership, the managing partner with whom Professional Veterinary Products, Ltd. is to communicate: ______________.
6. If the Practice if a Corporation, the President's name is: _____________.
7. The mailing address of the Practice for correspondence and product delivery is:
          Practice name: ____________________________________________________

          Address: __________________________________________________________

          City, State Zip Code: _____________________________________________

          Phone Number: _____________________________________________________

          Fax Number: _______________________________________________________

          Federal Employer I.D. Number: _____________________________________

                 or Social Security Number: _________________________________

          Please attach a copy of your Federal D.E.A. Certificate.

          Computer System:

                    Hardware: ______________    Software: __________________

          Names of persons placing orders with PVPL: _______________________

          _______________________________________________________________.

          Names of veterinarians (other than partners listed above) in the practice:

          _______________________________________________________________.

8. Bank name and address: _________________________________________________.

    Bank phone number: _______________________________________________

                       ___________________________________________________.


    Contact person at the Bank ____________________________________________.

9. Exact name of Individual, Partnership, or Corporation to whom stock certificate is to be issued:
   ______________________________________________________________________.

                                     A2-1

                                  EXHIBIT A3

                            SUBSCRIPTION AGREEMENT

                    Professional Veterinary Products, Ltd.

Professional Veterinary Products, Ltd.
10077 South 134th Street
Omaha, Nebraska 68138

Ladies and Gentlemen:

   1. Subscription. Subject to acceptance by the Company, the undersigned hereby subscribes to purchase one share of Common Stock (the "Stock"), par value $1.00, indicated below in accordance with the terms of this Agreement, and the Prospectus of the Company dated November __, 2001, relating to the Stock.

   This subscription may be rejected by the Company in its sole discretion.

   2. Representations and Warranties. The undersigned represents and warrants to the Company as follows:

   (a)  The undersigned has received the Prospectus.

   (b) The undersigned is: ______ an individual licensed veterinarian; or _____ any lawful form of business entity established to deliver veterinary services and/or products in which all medical decisions are made by licensed veterinarians. (Please check appropriate status).

   3. Miscellaneous.

   (a) The undersigned agrees not to transfer or assign this Agreement, or any of the undersigned's interest herein, and further agrees that the transfer or assignment of the Stock acquired pursuant hereto shall be made only in accordance with the Prospectus and all applicable laws.

   (b) Notwithstanding any of the representations, warranties, acknowledgments, or agreements made herein by the undersigned, the undersigned does not thereby or in any other manner waive any rights granted to the undersigned under federal or state securities laws.

   (c) This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by all parties.

   (d) This Agreement shall be enforced, governed, and construed in all respects in accordance with the laws of the State of Nebraska without regard to its conflicts of laws provisions.

   (e) Upon request from the Company, the undersigned agrees to provide such information and to execute and deliver such documents as reasonably may be necessary to comply with any and all laws and ordinances to which the Company is subject.

   4. Subscription and Method of Payment. There are three payment plans from which to choose, please check the appropriate plan. The second and third payment plans are not available to investors located in Nebraska or Louisiana. The undersigned hereby subscribes for the Stock as follows:

   Plan 1: ________ One payment for the full $3000 cost of the share.

                                     A3-1

   Plan 2: _______ Three installments of $1000 each, with the second and third installments due thirty and sixty days after the first installment is paid.
   Plan 3: _______ An initial payment of $500 with the $2500 balance paid on a 12 month installment payment schedule with 8% interest. Each month the Company will send an invoice reflecting the principal and interest of $217.43 due. Payment is due 10 days following the date of such invoice and the Company's stated finance charge will be accessed for any payments received thereafter. There is no prepayment penalty.

   All subscriptions are subject to acceptance by the Company and may be rejected by the Company in its sole discretion.

                                     A3-2

                               TYPE OF OWNERSHIP
                                  (Check One)

___________   Individual (One signature required)

___________   Limited Liability Company

___________   Corporation

___________   Partnership

___________   Other--please designate below.

            ___________________________________________________________________
            Please print here the exact name (registration) investor desires for Stock.

                                     A3-3

                                SIGNATURE PAGE
                           FOR INDIVIDUAL INVESTORS

              _________________________________________________________________
                                  Signature*

              _________________________________________________________________
                            Social Security Number

              _________________________________________________________________
                              Print or Type Name


          Email Address: ____________________________________________________


                              Residence Address:
              _________________________________________________________________

              _________________________________________________________________

              _________________________________________________________________

                                 Executed at:*

              _________________________________________________________________
                                     City


              _________________________________________________________________

                                     State

                  this _____ day of _______________, 20 ____.
                               Mailing Address:

              _________________________________________________________________

              _________________________________________________________________

              _________________________________________________________________

SUBSCRIPTION ACCEPTED:
Professional Veterinary Products, Ltd.
By: _________________________________________________________________________
      Dr. Lionel L. Reilly, President

Date: _______________________________________________________________________

*No notary necessary

                                     A3-4

                                SIGNATURE PAGE
         FOR PARTNERSHIP, CORPORATE OR OTHER BUSINESS ENTITY INVESTORS

            ___________________________________________________________________
Name of partnership, corporation or other business entity (please print or type)
        By: _________________________________________________________________
                       (Signature of authorized agent)*

        Title: ______________________________________________________________

        Taxpayer Identification No.: ________________________________________

        Email Address: ______________________________________________________


        Address of Principal Partnership, Corporate or Business Office:

            ___________________________________________________________________

            ___________________________________________________________________

            ___________________________________________________________________

                        Mailing Address, if different:

            ___________________________________________________________________

            ___________________________________________________________________

            ___________________________________________________________________
        Attention: __________________________________________________________

      Executed at* _______________ effective this ___ day of _________, 20 ___.

SUBSCRIPTION ACCEPTED:

Professional Veterinary Products, Ltd.

By: _________________________________________________________________________
      Dr. Lionel L. Reilly, President

Date: _______________________________________________________________________

*No notary necessary

                                     A3-5

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        Securities and Exchange Commission registration fees $    792.00
        Legal fees and expenses.............................   80,000.00
        Blue Sky filing fees................................   39,000.00
        Printing expenses...................................   95,000.00
        Miscellaneous expenses..............................    3,000.00
                                                             -----------
        Total............................................... $217,792.00
                                                             ===========

   All of the above items except the registration fee are estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Directors, officers, employees and agents of Professional Veterinary Products, Ltd. (the "Company") may be entitled to benefit from the indemnification provisions contained in the Company's Articles of Incorporation and the Nebraska Business Corporation Act. The general effect of these provisions is summarized below:

   The Articles of Incorporation provide that to the extent permitted by law, the Company shall indemnify any director, officer, employee or agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, including any action or suit by or in the right of the Company to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise or as a trustee, officer, employee or agent of an employee benefit plan. Such indemnification shall be against expenses, including attorney fees, and except for actions by or in the right of the Company, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

   Generally under Nebraska law, any individual who is made a party to a proceeding because the individual is or was a director may be indemnified if the individual acted in good faith and had reasonable basis to believe that (1) in the case of conduct in the individual's official capacity with the Company, that the individual's conduct was in the Company's best interests; (2) in all other cases, that the individual's conduct was at least not opposed to the Company's best interest; and (3) regarding any criminal proceedings, the individual had no reasonable cause to believe the individual's conduct was unlawful. Nebraska law also extends such indemnification to officers of the Company and provides that the Company may advance expenses to a director or officer of the Company. Further, Nebraska law provides that neither a director or officer is liable for any action taken as a director or officer, or any failure to take any action, as long as the individual discharged his or her duties (1) in good faith, (2) with the care of an ordinarily prudent person in a like position would exercise under similar circumstances, and (3) in a manner the individual reasonably believes to be in the best interests of the Company.

   The Articles of Incorporation also provide that to the extent permitted by law, the Company has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company against any liability asserted against such person while acting in such capacity or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability. Nebraska law provides that the Company may purchase and maintain insurance on behalf of an individual who is or was a director or officer of the Company, or who, while a director or officer of the

Company, serves at the Company's request as a director, officer, member of a limited liability company, partner, trustee, employee, or agent of another domestic or foreign corporation, limited liability company, partnership, joint venture, trust, employee benefit plan, or other entity, against liability asserted against or incurred by that individual in that capacity or arising from the individual's status as a director or officer, whether or not the Company would have the power to indemnify or advance expenses under Nebraska law.

   The Articles of Incorporation provide that the indemnity provided for in the Articles of Incorporation shall not be deemed to be exclusive of any other rights to which those indemnified may be otherwise entitled, nor shall the provisions of the Articles of Incorporation be deemed to prohibit the Company from extending its indemnification to cover other persons or activities to the extent permitted by law or pursuant to any provisions in the Articles of Incorporation. Under the Nebraska Business Corporation Act, the Company may provide indemnification or advance expenses to a director or officer only as permitted under Nebraska law; however, the Company may, by a provision in its articles of incorporation or bylaws, or in a resolution adopted or a contract approved by its board of directors or shareholders, obligate itself in advance of the act or omission giving rise to a proceeding to provide indemnification or advance funds under Nebraska law.

   There is no pending litigation or proceeding involving a director, officer, employee or agent of the Company as to which indemnification is being sought. The Company is not aware of any other threatened litigation that may result in claims for indemnification by any director, officer, employee or agent.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

   In 1996, the Company sought and received from the Securities and Exchange Commission a no-action letter, a copy of which was previously filed as Exhibit
99.1 to the registration statement filed September 7, 1999. As reflected in the no-action letter, the SEC agreed to take a no-action position that Company shares at that time did not have the characteristics of a security which needed to be registered. Among the factors leading to that conclusion were the fact that the Company has operated exclusively as a cooperative for its shareholder members. A shareholder has historically joined the Company so it could purchase goods at lower prices. With minor limitations, all sales of products were made to the shareholders. Therefore, there has been no economic benefit other than is received by the shareholders through purchase of lower priced products.

   Since 1996, the Company has been provided opportunities to sell products to persons or entities other than shareholders, but has been unable to do so because of the structure described above and the representations made to the Securities and Exchange Commission. It is now the Company's desire to sell such products to persons or entities other than shareholders and, as a result, has decided to register its shares. The following sales of Company common stock made by the Company within the past three years have been made in reliance upon, and in compliance with, the Company's SEC no-action letter.

                                                                        Discounts Or
                        Title                          Amt  Date  Price Commissions
                        -----                          --- ------ ----- ------------
Dr. Ben Mays, Clinton, AR.............................  1  Oct-98 $3000      $0
Dr. Joe E. Dawson, Quitman, TX........................  1  Oct-98 $3000      $0
Wasbasha V/S, Wabasha, MN.............................  1  Oct-98 $3000      $0
Dr. Mark Roozen, Roozen VH, Millersburg, KY...........  1  Oct-98 $3000      $0
Dr. Gary T. Old DBA Boulevard SA Clinic, Texarkana, AR  1  Oct-98 $3000      $0
Stockmans VC, North Platte, NE........................  1  Nov-98 $3000      $0
Town & Country VH, Winona, MN.........................  1  Nov-98 $3000      $0
The Animal Hospital, Plainville, KS...................  1  Nov-98 $3000      $0
Morningside Veterinary Hospital, Sioux City, IA.......  1  Dec-98 $3000      $0
Kyle Animal Clinic PC, Carthage, TX...................  1  Dec-98 $3000      $0
Dr. Warner, Meredith Warner AC, Lewisburg, TN.........  1  Dec-98 $3000      $0

                                                                            Discounts or
                          Title                            Amt  Date  Price Commissions
                          -----                            --- ------ ----- ------------
Dr Mandel, Mandel VH, Wickliffe, OH.......................  1  Dec-98 $3000      $0
Dr George Copeland, Clinton, SC...........................  1  Dec-98 $3000      $0
Gateway Equine Veterinary Clinic, Wentzville, MO..........  1  Dec-98 $3000      $0
Dr Richter, Cayuga Bovine Service, Auburn, NY.............  1  Dec-98 $3000      $0
Suburban AH, Fort Myers, FL...............................  1  Dec-98 $3000      $0
Dr Chalfant, Great Plains VS, Hinton, OK..................  1  Dec-98 $3000      $0
Portland VC, Portland, IN.................................  1  Dec-98 $3000      $0
Swine Service Unlimited Inc, Morris, MN...................  1  Dec-98 $3000      $0
Dr Lenington, Bluestem VC, Cedar Vale, KS.................  1  Dec-98 $3000      $0
The Barkemeyer Co PC, Helena, MT..........................  1  Dec-98 $3000      $0
Verona Pet Hospital, Verona, PA...........................  1  Jan-99 $3000      $0
Lyne Enterprises Inc, Chester, VA.........................  1  Jan-99 $3000      $0
L-W Veterinary Asc, Washington, IA........................  1  Jan-99 $3000      $0
K Wade DVM DBA Appalachian AH, Piney Flats, TN............  1  Jan-99 $3000      $0
K Gochenor DVM DBA Ani House Mobl VC, Logan, IA...........  1  Jan-99 $3000      $0
K Kackley DVM DBA Mt Sterling VC, Mt Sterling, IL.........  1  Jan-99 $3000      $0
J McMahon Woodward DBA Kings Park VH, Springfield, VA.....  1  Jan-99 $3000      $0
Riverdale VC, Muscoda, WI.................................  1  Jan-99 $3000      $0
W Armon DBA High Ridge Animal Hospital, High Ridge, MO....  1  Feb-99 $3000      $0
Wiggins Animal Hospital, Springdale, AR...................  1  Feb-99 $3000      $0
Stevens Point Animal Hospital, Stevens Point, WI..........  1  Feb-99 $3000      $0
Argyle Veterinary Service, Argyle, WI.....................  1  Feb-99 $3000      $0
All Creatures Veterinary Clinic, Omaha, NE................  1  Mar-99 $3000      $0
Nolan Rubin DVM dba Montrose Ani Health, Fairfax, VA......  1  Mar-99 $3000      $0
Janet Hill DVM dba West Lake AH, Springfield, IL..........  1  Mar-99 $3000      $0
John Niebruegge DVM dba Kirksville SA Hosp, Kirksville, MO  1  Mar-99 $3000      $0
Valley Veterinary Clinic, Rock Valley, IA.................  1  Mar-99 $3000      $0
5th Ave AH, Lebanon, PA...................................  1  Mar-99 $3000      $0
John Weiner DVM dba Dairy Performance, Elkland, PA........  1  Mar-99 $3000      $0
Falls Church Animal Hospital, Falls Church, VA............  1  Mar-99 $3000      $0
Kentwood Veterinary Clinic, Kentwood, LA..................  1  Mar-99 $3000      $0
DG Jennings DVM dba Lawrenceburg AH, Lawrenceburg, TN.....  1  Mar-99 $3000      $0
Renee Nodine VMD, Jonestown, PA...........................  1  Mar-99 $3000      $0
Carolyn Woodruff DVM dba Knife River VC, Beulah, ND.......  1  Mar-99 $3000      $0
Matthew Stolzenburg DVM dba Cloud County VC, Concordia, KS  1  Mar-99 $3000      $0
All Creatures VS, Big Timber, MT..........................  1  Apr-99 $3000      $0
Dr Lias Interstate VC, Brandon, SD........................  1  Apr-99 $3000      $0
Blaine County VS, Chinook, MT.............................  1  Apr-99 $3000      $0
Odon VC, Odon, IN.........................................  1  Apr-99 $3000      $0
Ellis VC, Ellis, KS.......................................  1  Apr-99 $3000      $0
Panhandle VC, Chadron, NE.................................  1  Apr-99 $3000      $0
Dr Causey Citrus AC, Lake Placid, FL......................  1  Apr-99 $3000      $0
North Main AH, O'Fallon, MO...............................  1  Apr-99 $3000      $0
Dr Stephanie Benner, Sellersville, PA.....................  1  Apr-99 $3000      $0
Livestock Veterinary Services, Kinston, NC................  1  May-99 $3000      $0
Dr RL Kutter, Wichita, KS.................................  1  May-99 $3000      $0
Dr Dixson DBA Tri-State Vet Serv & Supply, Atwood, KS.....  1  May-99 $3000      $0
Sugarcreek VC, Sugarcreek, OH.............................  1  May-99 $3000      $0
Rockwall Equine Center, Terrell, TX.......................  1  May-99 $3000      $0

                                                                   Discounts or
                     Title                       Amt  Date   Price Commissions
                     -----                       --- ------- ----- ------------
Burr Oak VS, Fremont, WI........................  1   May-99 $3000      $0
Hermann, Ott VC, Lakeville, MN..................  1   May-99 $3000      $0
Caring Hands Animal Hospital, Centrevile, VA....  1   May-99 $3000      $0
Harlowton VC, Harlowton, MT.....................  1   May-99 $3000      $0
Dr. Cotterill DBA Cherryvale VC, Cherryvale, KS.  1   May-99 $3000      $0
Dr. Callaway DBA The Pet Clinic, Athens, TN.....  1   May-99 $3000      $0
Dr. Garrity DBA Bluff City VS, Natchez, MS......  1   May-99 $3000      $0
Dr. King DBA Red Barn VC, Columbia, KY..........  1   May-99 $3000      $0
Amite AC, Amite, LA.............................  1  June-99 $3000      $0
Dr. Salava DBA Salava VC, Clay Center, KS.......  1  June-99 $3000      $0
Jacksonville Vet Hospital, Phoenix, MD..........  1  June-99 $3000      $0
Hansford County VH, Spearman, TX................  1  June-99 $3000      $0
William Crank, Henderson, WV....................  1  June-99 $3000      $0
Dr. Cain DBA Centeral Nebraska VS, Broken Bow...  1  June-99 $3000      $0
Dr. Woolsey DBA Green County Veterinary Medicine  1  June-99 $3000      $0
Animal House VC, Clarksville, TN................  1  June-99 $3000      $0
Dr. Randall Baker, Lewisburg, TN................  1  June-99 $3000      $0
Wittenberg VC, Wittenberg, WI...................  1  June-99 $3000      $0
Dr. Taylor-Keilholz DBA Osage Reginal VC........  1  June-99 $3000      $0
Large Animal Services, Greeneville, TN..........  1  June-99 $3000      $0
Heartland VC, Harrisonburg, VA..................  1  June-99 $3000      $0
Laketown Animal Hospital, Springfield, IL.......  1  June-99 $3000      $0
Stow Kent Animal Hospital, Kent, OH.............  1  June-99 $3000      $0
Rolling Hills Veterinary Services, Cascade, IA..  1  June-99 $3000      $0
Dr. Westbrook DBA Westbrook AC, Little Rock, AR.  1  June-99 $3000      $0


   All sales were exempt from registration pursuant to a no-action letter issued by the Securities and Exchange Commission on July 12, 1996 (previously filed as Exhibit 99.1 to the Form S-1 Registration Statement No.
333-86629 filed on September 7, 1999).

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit
  No.                                                 Description
-------                                               -----------

  3.1   Articles of Incorporation of Professional Veterinary Products, Ltd. (1)

  3.2   Bylaws of Professional Veterinary Products, Ltd. (1)

  4.1   Certificate of Professional Veterinary Products, Ltd. (1)

  4.2   Article V of the Articles of Incorporation of Professional Veterinary Products, Ltd., which defines the rights of holders of the securities being registered (included in Exhibit 3.1 above)

  4.3   Article II of the Bylaws of Professional Veterinary Products, Ltd., which defines the rights of holders of the securities being registered (included in Exhibit 3.2 above)

  5.1   Form of Opinion of Baird, Holm, McEachen, Pedersen, Hamann & Strasheim (4)

 10.1   Warranty Deed for real estate at 10100 J Street, Omaha, Nebraska from Professional Veterinary
          Products, Ltd. to Duane E. and Barbara G. Miller (1)

 10.2   Warranty Deed for real estate at 10077 South 134/th Street, Omaha, Nebraska from Hilltop Industrial
          Park to Professional Veterinary Products, Ltd. (1)/

Exhibit
  No.                                             Description
-------                                           -----------
  10.3  Lease of building located at 10100 J Street, Omaha, Nebraska between Professional Veterinary
          Products, Ltd. and Duane E. and Barbara G. Miller (1)
  10.4  Construction Agreement for building at 10077 South 134/th Street, Omaha, Nebraska between
          Professional Veterinary Products, Ltd. and Mudra Construction, Ltd. (1)/
  10.5  Sales Agency Agreement between Professional Veterinary Products, Ltd. and Bayer Corporation (1)*
  10.6  Sales Agency Agreement between Professional Veterinary Products, Ltd. and Merial LLC (1)*
  10.7  Select Distributors Marketing Agreement between Professional Veterinary Products, Ltd. and the
          Animal Health Group of Pfizer, Inc. (1)*
  10.8  Supply and Distribution Agreement between Professional Veterinary Products, Ltd. and Schering-
          Plough Animal Health Corporation (1)*
  10.9  Distributor Agreement between Professional Veterinary Products, Ltd. and The Upjohn Company
          (1)*
 10.10  Distribution Agreement between Professional Veterinary Products, Ltd. and Fort Dodge Animal
          Health (1)
 10.11  Purchase and Sale Agreement between Professional Veterinary Products, Ltd., AAHA Services
          Corporation and American Animal Hospital Association (3)
  11.1  Statement re Computation of Per Share Earnings (4)
  12.1  Statement re Computation of Ratios (4)
  15.1  Letter re Unaudited Interim Financial Information (1)
    21  Subsidiaries (4)
  23.1  Consent of Marvin E. Jewell & Co., P.C. (5)
  23.2  Form of consent of Baird, Holm, McEachen, Pedersen, Hamann & Strasheim (included in Exhibit 5.1 above)
  24.1  Power of Attorney executed by Buddy D. Ray (5)
  24.2  Power of Attorney executed by Chester L. Rawson (4)
  24.3  Power of Attorney executed by Amy Lynne Hinton (4)
  24.4  Power of Attorney executed by Steven E. Wright (5)
  24.5  Power of Attorney executed by Michael B. Davis (5)
  24.6  Power of Attorney executed by Raymond C. Ebert II (5)
  24.7  Power of Attorney executed by Michael L. Whitehair (5)
  24.8  Power of Attorney executed by Fred G. Garrison (5)
  27.1  Financial Data Schedule (2)
  99.1  No Action letter issued by Securities and Exchange Commission on July 12, 1996 (1)

--------
(1) Previously filed as exhibits to the Form S-1 Registration Statement No, 333-86629 filed on September 7, 1999.

(2) Previously filed as exhibits to the Pre-Effective Amendment No. 1 to the Form S-1 Registration Statement No. 333-86629 filed on October 19, 1999.

(3) Previously filed as exhibits to the Post-Effective Amendment No. 1 to the Form S-1 Registration Statement No. 333-86629 filed on November 3, 2000.

(4) Previously filed as exhibits to the Form S-1 Registration Statement No. 333-72962 filed on November 8, 2001.


(5) Filed herewith.

(*) Portions of this exhibit have been redacted pursuant to a request for confidential treatment granted by the Securities and Exchange Commission.

ITEM 17.  UNDERTAKINGS

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

   Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form 5-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska on this 4th day of February, 2002.


                                          PROFESSIONAL VETERINARY PRODUCTS, LTD.

                                               /S/  DR. LIONEL L. REILLY
                                          By:  ________________________________
                                                    Dr. Lionel L. Reilly
                                                         President


   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities of Professional Veterinary Products, Ltd. on the 4th day of February, 2002.



          Signature                     Capacity
          ---------                     --------

  /S/  DR. LIONEL L. REILLY   President
-----------------------------
    Dr. Lionel L. Reilly

   /S/  NEAL B. SODERQUIST    Chief Financial Officer
-----------------------------
     Neal B. Soderquist

              *               Director
-----------------------------
      Dr. Buddy D. Ray

              *               Director
-----------------------------
   Dr. Raymond C. Ebert II

              *               Director
-----------------------------
    Dr. Fred G. Garrison

              *               Director
-----------------------------
    Dr. Steven E. Wright

              *               Director
-----------------------------
    Dr. Michael B. Davis

              *               Director
-----------------------------
    Dr. Amy Lynne Hinton

              *               Director
-----------------------------
    Dr. Chester L. Rawson

              *               Director
-----------------------------
  Dr. Michael L. Whitehair


*By:     /S/  DR. LIONEL L. REILLY
     ----------------------------------
            Dr. Lionel L. Reilly
            As: Attorney-in-fact

                                 EXHIBIT INDEX


Exhibit
  No.                                                 Description
-------                                               -----------

  3.1   Articles of Incorporation of Professional Veterinary Products, Ltd.(1)

  3.2   Bylaws of Professional Veterinary Products, Ltd.(1)

  4.1   Certificate of Professional Veterinary Products, Ltd.(1)

  4.2   Article V of the Articles of Incorporation of Professional Veterinary Products, Ltd., which defines the rights of holders of the securities being registered (included in Exhibit 3.1 above)

  4.3   Article II of the Bylaws of Professional Veterinary Products, Ltd., which defines the rights of holders of the securities being registered (included in Exhibit 3.2 above)

  5.1   Form of Opinion of Baird, Holm, McEachen, Pedersen, Hamann & Strasheim LLP(4)

 10.1   Warranty Deed for real estate at 10100 J Street, Omaha, Nebraska from Professional Veterinary
          Products, Ltd. to Duane E. and Barbara G. Miller(1)

 10.2   Warranty Deed for real estate at 10077 South 134th Street, Omaha, Nebraska from Hilltop Industrial
          Park to Professional Veterinary Products, Ltd.(1)

 10.3   Lease of building located at 10100 J Street, Omaha, Nebraska between Professional Veterinary
          Products, Ltd. and Duane E. and Barbara G. Miller(1)

 10.4   Construction Agreement for building at 10077 South 134th Street, Omaha, Nebraska between
          Professional Veterinary Products, Ltd. and Mudra Construction, Ltd.(1)

 10.5   Sales Agency Agreement between Professional Veterinary Products, Ltd. and Bayer Corporation(1)*

 10.6   Sales Agency Agreement between Professional Veterinary Products, Ltd. and Merial LLC(1)*

 10.7   Select Distributors Marketing Agreement between Professional Veterinary Products, Ltd. and the
          Animal Health Group of Pfizer, Inc.(1)*

 10.8   Supply and Distribution Agreement between Professional Veterinary Products, Ltd. and Schering-
          Plough Animal Health Corporation(1)*

 10.9   Distributor Agreement between Professional Veterinary Products, Ltd. and The Upjohn Company(1)*

 10.10  Distribution Agreement between Professional Veterinary Products, Ltd. and Fort Dodge Animal
          Health(1)

 10.11  Purchase and Sale Agreement between Professional Veterinary Products, Ltd., AAHA Services
          Corporation and American Animal Hospital Association(3)

 11.1   Statement re Computation of Per Share Earnings(4)

 12.1   Statement re Computation of Ratios(4)

 15.1   Letter re Unaudited Interim Financial Information(1)

 21     Subsidiaries(4)

 23.1   Consent of Marvin E. Jewell & Co., P.C.(5)

 23.2   Form of consent of Baird, Holm, McEachen, Pedersen, Hamann & Strasheim (included in Exhibit 5.1 above)

 24.1   Power of Attorney executed by Buddy D. Ray(5)

 24.2   Power of Attorney executed by Chester L. Rawson(4)

 24.3   Power of Attorney executed by Amy Lynne Hinton(4)

 24.4   Power of Attorney executed by Steven E. Wright(5)

 24.5   Power of Attorney executed by Michael B. Davis(5)

Exhibit
  No.                                      Description
-------                                    -----------

 24.6   Power of Attorney executed by Raymond C. Ebert II(5)

 24.7   Power of Attorney executed by Michael L. Whitehair(5)

 24.8   Power of Attorney executed by Fred G. Garrison(5)

 27.1   Financial Data Schedule(2)

 99.1   No Action letter issued by Securities and Exchange Commission on July 12, 1996(1)

--------
(1) Previously filed as exhibits to the Form S-1 Registration Statement No. 333-86629 filed on September 7, 1999.
(2) Previously filed as exhibits to the Pre-Effective Amendment No. 1 to the Form S-1 Registration Statement No. 333-86629 filed on October 19, 1999.
(3) Previously filed as exhibits to the Post-Effective Amendment No. 1 to the Form S-1 Registration Statement No. 333-86629 filed on November 3, 2000.

(4) Previously filed as exhibits to the Form S-1 Registration Statement No. 333-72962 filed on November 8, 2001.


(5) Filed herewith.

(*) Portions of these exhibits have been redacted pursuant to a request for confidential treatment which was granted by the Securities and Exchange Commission.